                                     $25,000,000
                                     ENSTAR INC.

                                    6.75% TWO YEAR
                                   8.50% FIVE YEAR
                                    9.75% TEN YEAR

                               SUBORDINATED DEBENTURES
                             MINIMUM INVESTMENT OF $1,000

                                    --------------

     ENStar Inc. ("ENStar" or the "Company") is offering hereby subordinated debentures in the aggregate principal amount of $25 million ("the Debentures"). The Debentures are unsecured obligations subordinated to all Senior Indebtedness (as defined in the Indenture pursuant to which the Debentures will be issued) of the Company, which may vary from time to time. The Debentures are pari passu with all other unsecured indebtedness of the Company, unless such indebtedness is specifically subordinated to the Debentures. The Indenture does not limit the amount of Senior Indebtedness or other indebtedness of the Company. As of April 17, 1998, the Company had no outstanding Senior Indebtedness. As of April 17, 1998, the Company had approximately $17.7 million of outstanding subordinated debentures. The Company is a holding company. Accordingly, to pay the principal and interest on the Debentures, the Company will be dependent on dividends or other transfers from its subsidiaries or it will be required to issue additional indebtedness or additional equity securities or to sell certain of its assets.

     The interest rates at which the Debentures will be offered are expected to change by order of the Company from time to time based on the Company's financial needs and current market conditions, but any such change will not affect the interest rate of any Debentures purchased prior to the effective date of such change. Any changes in the interest rates at which the Debentures will be offered will be made by post-effective amendment to this Prospectus setting forth such changes to the interest rates. Interest on each Debenture will be payable, at the election of the initial purchaser, quarterly, at maturity, or, if the Debenture is in a denomination of $5,000 or more, monthly.

     The Company may, at its option, redeem any or all of the Debentures prior to maturity on at least 30 days (but not more than 60 days) notice to each holder of Debentures to be redeemed, without a premium, at a price of 100% of the principal amount of the Debentures, plus accrued interest on a daily basis to the redemption date. The Company may not reissue redeemed Debentures.

     The Debentures are offered by officers and employees of the Company directly without an underwriter and on a continuous basis with an expected termination date in April 1999; however, the Company reserves the right to terminate this offering at any time prior to such date. No minimum amount of Debentures must be sold in order for the Company to accept and deposit the proceeds of this offering. There is no assurance that all or any portion of the offered Debentures will be sold. It is unlikely that any trading market for the Debentures will develop, or, if developed, will be sustained, or that the Debentures may be resold at any price. The Company reserves the right to reject any subscription, in whole or in part.

     The Debentures offered hereby are not deposits or accounts with a bank, savings and loan association or other financial institution regulated by federal or state banking authorities and such securities are not entitled to any of the regulatory protections applicable to deposits or accounts with such regulated financial institutions, including deposit insurance or governmental guarantees.

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                   ---------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                   UNDERWRITING
                                        PRICE TO   DISCOUNT AND    PROCEEDS TO
                                         PUBLIC     COMMISSION     COMPANY (1)
--------------------------------------------------------------------------------
 Per Debenture .....................      100%         None           100%
--------------------------------------------------------------------------------
 Total .............................  $25,000,000      None       $25,000,000(1)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Before deducting expenses payable by the Company estimated at $95,000.


                   THE DATE OF THIS PROSPECTUS IS MAY 13, 1998

                                ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement, as amended (the "Registration Statement"), on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debentures offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the Debentures offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Securities and Exchange Commission. A copy of the Registration Statement, including exhibits and schedules thereto, and reports, proxy statements and other information filed by the Company with the Commission, may be inspected by anyone without charge at the Commission's principal office in Washington, D.C. and copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, New York, New York 10048, upon payment of certain fees prescribed by the Commission. The Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov.

                          ---------------------------------

The Company distributes to its shareholders annual reports containing financial statements audited by its independent accountants and makes available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial statements.

--------------------------------------------------------------------------------


                                  PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY AND SHOULD BE READ IN CONJUNCTION WITH THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

THE COMPANY

     ENStar Inc., a Minnesota corporation formed in 1995 ("ENStar" or the "Company"), is a holding company. Its principal subsidiaries are Americable, Inc. ("Americable"), Enstar Networking Corporation ("Enstar Networking") and Transition Networks, Inc. ("Transition"). Americable is a distributor of premise wiring, connectivity products and low-end networking electronics.
Enstar Networking is a network integrator that provides services to design, build, maintain, and protect corporate network infrastructures. Transition is a manufacturer of connectivity devices used in local area network ("LAN") applications. ENStar also owns 1,025,000 shares of common stock of CorVel Corporation ("CorVel"), or an approximate 25% interest in CorVel, a provider of cost containment and managed care services designed to address the medical costs of workers' compensation.


     ENStar was formerly a wholly owned subsidiary of North Star Universal, Inc. ("NSU"). In connection with transactions (the "Reorganization Transactions") consummated pursuant to a reorganization agreement entered into between NSU and Michael Foods, Inc. ("Michael"), NSU transferred, on or prior to February 28, 1997, to ENStar certain of its assets, including its shares of common stock of Americable and Transition and its shares of CorVel, and certain other assets. Pursuant to the Reorganization Transactions, (i) NSU merged with Michael and
(ii) the outstanding common stock of ENStar was distributed to the shareholders of NSU (the "Distribution"). As a result of the Distribution, ENStar ceased to be a subsidiary of NSU and became a publicly owned company whose stock is quoted on the Nasdaq National Market under the symbol "ENSR." In connection with the Reorganization Transactions, ENStar agreed to indemnify Michael against certain losses arising from the Reorganization Transactions and to assume certain liabilities of Michael. See "--Reorganization Transactions."


     Americable is a distributor of premise wiring, connectivity products, and low-end networking electronics. As a value-added distributor, Americable supplies a wide array of voice and data communication related products such as cable (both copper and fiber optic), cable assemblies, components (blocks, jacks, connectors, patch cords, patch panels) and networking hardware. Americable sells to a wide range of customers throughout the United States in the voice and data communications aftermarket, including contractors, resellers, systems intergrators, and installers.


     Americable also manufactures a wide variety of cable assemblies, subassemblies and specialty products for its customers. Some of these products are manufactured to standard specifications for sale by Americable through its distribution business, others are custom designed and manufactured by Americable to customer specifications.


     Enstar Networking, previously operated as the network integration business segment of Americable, was organized in April 1997 to distinctly focus the networking service activities from the traditional distribution and manufacturing operations of Americable. Enstar Networking provides services to design, build, maintain and protect corporate network infrastructures. Enstar Networking's mission is "to provide our clients with technical services and solutions that improve the performance and integrity of their networks." Enstar Networking offers customized, integrated solutions through three strategic business units: Security Integration Group; Network Integration Services; and Structured Wiring Services.

     CorVel is an independent nationwide provider of medical cost containment and managed care services designed to address escalating medical costs. CorVel's services include perferred provider organizations, automated medical fee auditing, medical case management, independent medical examinations, utilization review and vocational rehabilitation services. Such services are provided to insurance companies, third party administrators and employers to assist them in managing the medical costs and monitoring the quality of care associated with medical claims.

     The mailing address of ENStar's principal executive office is 6479 City West Parkway, Eden Prairie, Minnesota, 55344; its telephone number is
 (612) 941-3200.



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

THE OFFERING


 Securities Offered  . . . . . .  The Company is offering up to $25,000,000 principal amount Subordinated Debentures (the "Debentures"). The Two, Five and Ten Year Debentures have maturities of two, five and ten years, respectively, and mature on the first day of the month immediately following the second, fifth and tenth anniversary of the date of issuance, respectively. See "DESCRIPTION OF DEBENTURES -- General."


 Interest Rate and Payment . . .  Interest on the Debentures will accrue from the date of issuance.  Interest will be
                                  payable quarterly or at maturity at the option of the Debenture holder. If the interest is paid at maturity only, it will be compounded quarterly. Additionally, holders of Debentures in denominations of $5,000 or more may elect to receive interest payments monthly. Once issued, the interest rate applicable to a Debenture will not adjust prior to maturity. See "DESCRIPTION OF DEBENTURES -- Interest."


 Redemption  . . . . . . . . . .  The Debentures are redeemable at the
                                  Company's option, in whole or in part, at any time prior to maturity on at least 30 days (but not more than 60 days) notice to each holder of Debentures to be redeemed, without a premium, at a price of 100% of the principal amount of the Debentures, plus accrued interest on a daily basis to the redemption date. See "DESCRIPTION OF DEBENTURES -- Redemption at the Option of the Company."



 Repayment upon Death. . . . . .  Under certain circumstances, the Company will repay up to $25,000 in aggregate principal amount of Debentures at par upon the death of a Debenture holder. See "DESCRIPTION OF DEBENTURES -- Redemption by the Holder Upon Death."


 Subordination . . . . . . . . .  The Debentures are unsecured obligations of the Company and subordinated to all present and future Senior Indebtedness of the Company, as defined in the Indenture. The Debentures are pari passu with all other unsecured indebtedness of the Company, unless such indebtedness is specially subordinated to the Debentures. There are no restrictions in the Indenture on incurring additional Senior Indebtedness or other indebtedness. As of April 17, 1998, the Company had no outstanding Senior Indebtedness. As of April 17, 1998, the Company had approximately $17.7 million of outstanding subordinated debentures. See "DESCRIPTION OF DEBENTURES -- Subordination."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

  The following table sets forth certain selected historical consolidated financial information of ENStar that has been derived from and should be read in conjunction with ENStar's Consolidated Financial Statements, including the Notes thereto, which are included elsewhere in this Prospectus:

                                                                                     YEARS ENDED DECEMBER 31,
                                                              --------------------------------------------------------------------
                                                                1997           1996            1995           1994          1993
                                                              --------       --------       --------       --------       --------
                                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
  CONSOLIDATED STATEMENTS OF OPERATIONS
    DATA(1)
  Revenues. . . . . . . . . . . . . . . . . . . . . . . . .   $ 54,352       $ 64,123       $ 54,891       $ 47,193       $ 46,756
  Operating income (loss) . . . . . . . . . . . . . . . . .     (4,979)           (53)         1,033           (702)        (1,978)
  Interest expense, net . . . . . . . . . . . . . . . . . .       (809)          (204)          (247)          (348)          (361)
  Income (loss) before income taxes and equity
    in earnings of unconsolidated subsidiary. . . . . . . .     (5,788)          (257)           786         (1,050)        (2,339)
  Net income (loss) . . . . . . . . . . . . . . . . . . . .   $ (2,261)      $  1,072       $  1,572       $    286       $ (1,524)
                                                              --------       --------       --------       --------       --------
                                                              --------       --------       --------       --------       --------

  Basic and diluted net income (loss) per share (1) . . . .   $  (0.69)      $   0.32       $   0.49       $   0.09       $  (0.48)
                                                              --------       --------       --------       --------       --------
                                                              --------       --------       --------       --------       --------
  Weighted average common and common
    equivalent shares outstanding (1) . . . . . . . . . . .      3,289          3,309          3,217          3,235          3,146

  CONSOLIDATED BALANCE SHEET DATA (END OF PERIOD)
  Total assets. . . . . . . . . . . . . . . . . . . . . . .   $ 43,315       $ 36,015       $ 35,251       $ 32,243       $ 30,222
  Long-term debt, including current maturities. . . . . . .     16,333          1,178          1,246          3,607          3,443
  Shareholders' equity. . . . . . . . . . . . . . . . . . .     12,405         20,947         19,694         18,176         17,035

--------------------
 (1) Basic and diluted net income (loss) per share for 1993 to 1996 was computed using the weighted average number of outstanding shares of NSU Common Stock during each period presented adjusted for the Distribution of one share of ENStar Common Stock for every three shares of NSU Common Stock outstanding.






--------------------------------------------------------------------------------

                                     RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE DEBENTURES.

ABSENCE OF INSURANCE AND GUARANTEES

     The Debentures are not insured or guaranteed by any governmental agency or any public or private entity as are certificates of deposit or other accounts offered by banks, savings and loan associations or credit unions. In these respects, the Debentures are similar to the subordinated unsecured debt securities of other commercial entities, but are unlike certificates of deposits or other similar accounts offered by banks and savings institutions.

LIMITED COVENANTS; ABSENCE OF SINKING FUND

     The Debentures do not have the benefit of extensive covenants. The covenants in the Indenture are not designed to protect holders of the Debentures in the event of a material adverse change in the Company's financial condition or results of operations. These covenants do not place any restriction on the Company's ability, among other things, to create or incur Senior Indebtedness or other indebtedness or to pay dividends. The Indenture does not contain provisions that permit the holders of Debentures to require that the Company repurchase or redeem the Debentures in the event of a takeover, redemption, recapitalization or similar restructuring, and the Indenture does not contain covenants specifically designed to protect holders of the Debentures in the event of a highly leveraged transaction involving the Company. In addition, the Debentures will not have the benefit of sinking fund payments by the Company.

NO MARKET FOR THE DEBENTURES

     The Debentures will not be listed on a national securities exchange or authorized for quotation on the Nasdaq National Market. It is unlikely that any trading market for the Debentures will develop, or if developed, will be sustained, or that the Debentures may be resold at any price. In addition, the Debentures may be issued in uneven amounts which could further restrict the ability to trade the Debentures.

LIMITED HISTORY OF PROFITABILITY; UNCERTAINTY OF FUTURE RESULTS

     ENStar has a limited history of profitability. During 1997, ENStar experienced an operating loss of approximately $5 million as a result of a reduction in demand from certain large customers, costs associated with the introduction of Enstar Networking as a separate business, and the addition of new engineering and sales personnel within each of its operating companies. Despite the impact of certain cost reduction efforts implemented in the fourth quarter of 1997, ENStar expects to record an operating loss for the year ended December 31, 1998. ENStar's ability to achieve profitability is primarily dependent upon Enstar Networking generating higher volumes of service revenues from network integration and network security consulting. No assurance can be made, however, that Enstar Networking will be successful in increasing its service revenues to an adequate level to achieve profitability.


     Transition's ability to achieve sales growth is highly dependent upon its ability to offer new products that meet customers' demands in a rapidly changing market, particularly in light of the relatively short life cycle of its products. In order to achieve market acceptance of new products, Transition plans to continue its investment in research and development. Transition had research and development expenses of approximately $1.0 million (7% of net sales) in 1995, $1.5 million (9% of net sales) in 1996, and $1.4 million (8.1% of net sales) in 1997. There can be no assurance, however, that its research and development efforts will result in commercially successful new products in the future. In addition, Transition believes that sales and marketing expenses will continue to increase in terms of absolute dollars in an effort to differentiate its products and enhance its competitive position.


     These anticipated increases in operating expenses at Transition may result in lower operating profit at ENStar, if Transition is unable to maintain its current gross profit margins and/or achieve an appropriate level of sales growth. Further, if Enstar Networking is not successful in generating higher volumes of service revenues, its operating margins could decline and its ability to achieve operating profitability will be adversely affected. Based on the above factors, there can be no assurance that ENStar will be able to achieve profitability on a quarterly or annual basis in the future.

     Sustained operating losses could lead to cash flow shortages, which in turn could materially adversely affect ENStar's ability to make scheduled payments on its indebtedness, including the Debentures. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION -- Results of Operations."

CASH FLOW DEFICITS

     ENStar has experienced cash flow deficits from operations in certain prior years. ENStar's ratio of earnings to fixed charges for each of the five fiscal years ended December 31, 1997, 1996, 1995, 1994 and 1993 was (3.76), (.50),
2.54, (0.72) and (2.68), respectively. During the years 1997, 1996, 1994 and
1993, the Company's earnings were inadequate to cover its fixed charges. The coverage deficiency was approximately $5,788,000, $257,000, $1,050,000 and $2,339,000 for the fiscal years ended December 31, 1997, 1996, 1994 and 1993, respectively. Based on the Company's recent cash flow deficits, the Company does not expect its fixed charges to decrease significantly or for its earnings from its operating subsidiaries to improve significantly. The Company's ability to repay the Debentures could be adversely affected if its cash flow deficits continue and the Company were unable to raise additional funds through the issuance of new debt or equity securities or the sale of assets of the Company. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION -- Capital Resources and Liquidity."

SUBORDINATION OF DEBENTURES; NO LIMITATION ON INDEBTEDNESS OF THE COMPANY

     The Debentures are subordinate and junior to any and all Senior Indebtedness of the Company, as defined in the Indenture and rank pari passu with all other unsecured indebtedness of the Company not expressly subordinated to the Debentures. There are no restrictions in the Indenture regarding the amount of Senior Indebtedness or other indebtedness of the Company, which may fluctuate. In the event of a default on the Senior Indebtedness or the liquidation of the Company, all Senior Indebtedness must be paid prior to any payment of principal or interest on the Debentures. As of April 17, 1998, the Company had no outstanding Senior Indebtedness. As of April 17, 1998, the Company had approximately $17.7 million of outstanding subordinated debentures. See "DESCRIPTION OF THE DEBENTURES -- Subordination."

NO SECURITY FOR PAYMENT

     The Debentures offered hereby are unsecured and do not have the benefit of a sinking fund or other similar provision providing for retirement of the Debentures at their maturity. The Company is a holding company. Accordingly, to pay the principal and interest on the Debentures, the Company will be dependent on dividends or other transfers from its subsidiaries or it will be required to issue additional indebtedness or additional equity securities or to sell certain of its assets. The ability of the Company's subsidiaries to pay dividends or make other transfers to the Company may be restricted by their respective operating performances, cash flows and covenants with such subsidiaries' lender. Further, no assurance can be made that the Company will be able to issue additional indebtedness, additional equity securities or sell any of its assets on favorable terms or at all. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION -- Capital Resources and Liquidity."

REDEMPTION

     The Company, at its option, may at any time redeem all or a portion of the outstanding Debentures at any time prior to maturity on at least 30 days (but not more than 60 days) notice to each holder of Debentures to be redeemed. If the Company redeems less than all of the outstanding Debentures, the Company will redeem the Debentures by interest rate or maturity. The Debentures will be redeemed without a premium at a price of 100% of the principal amount plus accrued but unpaid interest. Upon redemption, former holders of Debentures redeemed will no longer have rights under the Indenture. See "DESCRIPTION OF DEBENTURES -- Redemption at the Option of the Company."

NO FIRM UNDERWRITING COMMITMENT

     The Debentures are being offered by officers and employees of the Company without a firm underwriting commitment. While the Company intends to seek to sell $25 million principal amount of Debentures, the Company has not established a minimum amount of proceeds that must be received from the sale of Debentures in order to accept proceeds from Debentures actually sold. Accordingly, no assurance can be given as to the principal amount of Debentures that will be sold. See "USE OF PROCEEDS."

CERTAIN RISKS PERTAINING TO THE CORVEL COMMON STOCK

     Because CorVel is not a wholly owned subsidiary, the Company does not have the ability to utilize cash flows from CorVel in connection with its wholly owned operating subsidiaries or to repay its indebtedness, including the Debentures. The only cash the Company can obtain from CorVel is cash dividend payments made to all CorVel shareholders. Since its initial public offering, CorVel has not paid any dividends and it has indicated that it does not anticipate doing so during the foreseeable future. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION -- Capital Resources and Liquidity."

     ENStar does not have any agreement with CorVel requiring CorVel to register the shares of CorVel Common Stock currently held by ENStar for sale under federal or state securities laws. In the absence of registration of its CorVel Common Stock, the ability of ENStar or, after the Distribution, Americable to sell the CorVel Common Stock will be limited to sales pursuant to Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), and the volume limitations thereof, and to private negotiated sales, which may adversely affect the ability of ENStar to sell a large portion of the holdings of CorVel Common Stock at a given time.

PRODUCT AND SERVICE DEVELOPMENT RISKS

     With respect to Transition, the market for networking products is subject to rapid technological change, declining prices, evolving industry standards and frequent new product introductions and, therefore, requires a high level of expenditures for research and development. Transition may be required to incur significant expenditures to develop such product offerings. There can be no assurance that Transition will be successful in identifying, sourcing, developing and marketing product enhancements or new products that respond to this rapidly changing market. Also, there can be no assurance that its product enhancements and new products will adequately meet the requirements of the marketplace and achieve market acceptance. A critical factor in market acceptance of product enhancements and new products is the timely introduction of such products and enhancements in order to take advantage of existing market opportunities. Transition has, in the past, experienced delays in the introduction of certain of its new products and enhancements. See "BUSINESS -- Business Strategy -- Transition" and "-- Products and Services -- Transition."


     The markets for the products and services offered by Americable and Enstar Networking are also characterized by rapidly changing technology and frequent new product and service offerings by its competitors. The introduction of new technologies can render existing products and services obsolete or unmarketable. The companies' success will depend on its ability to enhance existing products and services and to develop and introduce, on a timely and cost-effective basis, new products and services that keep pace with technological developments and address increasingly sophisticated customer requirements. See "BUSINESS -- Business Strategy -- Americable" and "-- Products and Services -- Americable."


     ENStar's business, financial condition and results of operations could be materially adversely affected if Transition were to incur delays in developing or introducing new products or product enhancements or if such new products or product enhancements did not gain market acceptance or in the event that Americable or Enstar Networking were to incur delays in sourcing and developing new products and services or that these products and services fail to achieve market acceptance.

EXPANSION STRATEGY

     ENStar's expansion strategy includes the addition of new locations in new geographical markets at Enstar Networking. Enstar Networking currently operates in seven locations and the success and the rate of its expansion into new geographical markets will depend on a number of factors, including general economic and business conditions affecting the industries of Enstar Networking's customers in such markets, competition, the availability of sufficient capital, and the ability to attract and retain qualified personnel and operate effectively in geographic areas in which Enstar Networking has no prior experience. As a result, there can be no assurance that Enstar Networking will be able to achieve its planned expansion on a timely or profitable basis.

     Further, if Enstar Networking experiences significant internal growth, it may be required to make further investments in personnel and information systems. Failure to successfully hire or retain such personnel or implement such systems could have a material adverse effect on ENStar's results of operations and financial condition. There can be no assurance that Enstar Networking will be able to manage its expanding operations effectively, that it will be able to maintain or accelerate its recent growth or that Enstar Networking will be able to continue to operate profitably. See "BUSINESS -- Business Strategy."

FLUCTUATIONS IN QUARTERLY RESULTS

     ENStar's quarterly revenues and operating results have varied significantly in the past and will likely continue to do so in the future. Quarterly revenues and operating results may fluctuate as a result of the demand for the products and services of its operating companies, the introduction of new hardware and software technologies offering improved features, the introduction of new products and services by competitors, changes in the level of operating expenses, competitive conditions and economic conditions generally. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION."

     At Enstar Networking, the purchase of its products and services generally involves a significant commitment of capital, with the delays frequently associated with large capital expenditures and required authorization procedures within an organization. Such expenditures by customers can range from $50,000 to over $500,000. The sales cycle for Enstar Networking's products and services generally ranges from three to nine months depending on the size of the project, extent of competition and degree of the customer's technical expertise. For these and other reasons, Enstar Networking's operating results are subject to a number of risks over which it has little or no control, including customers' technology life cycle needs, budgetary constraints and internal authorization reviews.

     A variety of factors may cause period-to-period fluctuations in the operating results of Americable and Transition. Such factors include, but are not limited to, product mix, competitive pricing pressures, material costs and timely availability, revenue and expenses related to new product introductions, as well as delays in customer purchases in anticipation of new products or enhancements. Further, Transition plans to continue to invest in research and development, sales and marketing and technical support staff.

     ENStar's operating results also could be adversely affected if its operating subsidiaries are unable to adjust spending sufficiently in a timely manner to compensate for any unexpected revenue shortfall.

DEPENDENCE ON, AND NEED TO RECRUIT AND RETAIN, KEY PERSONNEL

     ENStar's success depends to a significant extent on its ability to attract and retain key personnel. In particular, Enstar Networking and Transition are dependent on their respective engineering and technical personnel. Competition for such technical personnel is intense and no assurance can be given that ENStar will be able to recruit and to retain such personnel. The failure to recruit and to retain management and technical personnel could have a material adverse effect on ENStar's anticipated growth, revenues and results of operations.

CONCENTRATION OF REVENUES

     Enstar Networking provides its products and services to customers in various industries including health care, financial services, legal, manufacturing, and education. In 1997 and 1996, Enstar Networking derived approximately 43% and 52%, respectively, of its revenues from its 25 largest customers. While Enstar Networking seeks to build long-term customer relationships, revenues from any particular customer can fluctuate from period-to-period due to such customer's purchasing patterns.

     Americable sells products to a number of installers, resellers, other distributors and system integrators. During 1997 and 1996, Americable derived approximately 68% and 76%, respectively, of its sales from its largest 100 customers.

     Transition distributes its products through a number of volume distributors and resellers throughout the United States and in over 50 countries worldwide. During 1997 and 1996, Transition derived approximately 46% and 59%, respectively, of its sales from its largest 25 customers.

     Any termination or significant disruption of the companies' relationships with a number of its principal customers could have a material adverse effect on ENStar's business, financial condition and results of operations. In addition, a deterioration in the financial condition of any of its principal customers could expose ENStar to the possibility of large accounts receivable write-offs, which would adversely affect ENStar's financial condition and results of operations.

DEPENDENCE ON KEY SUPPLIERS AND PRODUCT SUPPLY

     The networking industry has experienced product supply shortages and customer order backlogs due to the inability of certain manufacturers to supply certain products on a timely basis. In addition, certain suppliers have initiated new channels of distribution that increase competition for the available product supply. There can be no assurance that suppliers will be able to maintain an adequate supply of products to fulfill customer orders for each of the operating companies on a timely basis. Each of the operating companies have experienced product supply shortages in the past and expect to experience such shortages from time to time in the future. Failure to obtain adequate product supplies or fulfill customer orders on a timely basis or substantial change in the cost of components could affect the companies' ability to deliver products in a timely and cost-effective manner and could have a material adverse effect on ENStar's business, financial condition, and results of operations.

     Transition's products include certain components that are currently available from single or limited sources, some of which require long order lead times. Although Transition believes that it would be able to obtain alternative sources of supply for the components included in its products if required, there can be no assurance that Transition will be able to locate any such sources or will be able to obtain alternative sources of supply on a timely and economic basis, if at all. Any reduction in supply, interruption or extended delay in timely supply or change in costs of components could materially adversely affect Transition's business and results of operations and, consequently, the business, financial condition and results of operations of ENStar.

     A significant portion of Enstar Networking's revenues is derived from sales of network hardware, including products of various major manufacturers such as 3Com Corporation, Bay Networks, Inc., and Cisco Systems, Inc. Americable derives a significant portion of its sales from cable assemblies, bulk cable and connectors, including components and materials of certain manufacturers including Berk-Tek, Inc., AMP Incorporated, and General Cable Corporation. The agreements with these suppliers from which the companies purchase products directly generally contain provisions for periodic renewals and for termination by the supplier without cause, generally upon relatively short notice. Although Americable and Enstar Networking believe its supplier relationships are good, there can be no assurance that their relationships will continue as presently in effect. Although Americable and Enstar Networking believe that they would be able to obtain alternative sources of supply for its products if required, there can be no assurance that Americable and Enstar Networking will be able to locate any such sources or will be able to obtain alternative sources of supply on a timely and economic basis, if at all. The loss of a major manufacturer or supplier, the deterioration of a relationship with a major supplier or the failure of Americable or Enstar Networking to establish good relationships with major new suppliers as they develop, could have a material adverse effect on ENStar's business.

INVENTORY MANAGEMENT

     The networking industry is characterized by rapid product improvement and technological change resulting in relatively short product life cycles and rapid product obsolescence, which can place inventory at considerable valuation risk. The typical life cycle of Transition's products ranges from 18 months to three years for its basic LAN and terminal products and from 12 to 18 months for its advanced LAN products. Some of Transition's products include components that are currently available from limited sources and require long order lead times. Because of the long lead times and Transition's desire to be responsive to customer demand, Transition has maintained higher inventory levels compared to other networking manufacturers. Transition's inventories are valued at the lower of cost or market and management periodically assesses the appropriateness of the inventory valuations giving consideration to any slow-moving and nonsalable inventory relative to current market selling prices of comparable products. Provisions for inventory obsolescence are recorded in the period any valuation impairments are identified. For 1997 and 1996, total inventory write-offs as a percentage of net sales were approximately 1% and 2.3%, respectively. During the fourth quarter of 1996, Transition recorded approximately $500,000 of provision for inventory obsolescence related to the discontinuance of one of its advanced LAN stackable hub product lines. Due to the ongoing risk of product obsolescence and changes in customer demand, there can be no assurances that Transition will be able to successfully manage its existing and future inventories.

     Although it is industry practice for Americable's suppliers to provide price protection to distributors such as Americable in order to reduce the risk of inventory devaluation, such policies are subject to change. Americable also has the option of returning, subject to certain limitations, a percentage of its current product inventories each quarter to certain manufacturers as it assesses each product's current and forecasted demand. The amount of inventory that can be returned to suppliers varies under Americable's agreements and such return policies may provide only limited protection against excess inventory. There can be no assurance that suppliers will continue such policies, that unforeseen new product developments will not affect Americable adversely or that Americable can successfully manage its existing and future inventories. Any inventory adjustments could adversely affect ENStar's financial condition and results of operations.

COMPETITION

     Each of ENStar's businesses faces substantial competition from a large number of companies, some of which are larger, have greater financial resources, broader name recognition and, in many cases, lower product and operating costs than ENStar.

     The industry in which Transition operates is highly competitive, and Transition believes that such competition will continue to intensify. The industry is characterized by rapid technological change, declining prices, short product life cycles, frequent product introductions and evolving industry standards. Transition competes with a number of independent companies focused on the LAN market, including companies with significantly greater financial resources, more extensive business experience, and greater market and service capabilities than Transition. Transition competes with a number of companies focused on designing and manufacturing products for the LAN market, including, among others, Allied Telesyn, AMP Incorporated, and Digi International. Enstar Networking faces competition from large system integrators such as GE Capital Information Technology Services, CompuCom Systems Inc., Vanstar Corporation and a significant number of smaller regional VARs and network integrators. Significant competitors within Americable's business include, among others, Anixter International Inc., Anicom, Inc., Kent Electronics Corporation, and Graybar, Inc. See "BUSINESS - Competition." There can be no assurance that ENStar will be able to compete successfully.

     ENStar expects to face further competition from new market entrants and possible alliances between competitors in the future. Certain of ENStar's current and potential competitors have greater financial, technical, marketing and other resources than ENStar. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products and services than ENStar. No assurance can be given that ENStar will be able to compete successfully against current and future competitors. See "BUSINESS Competition."

SHARES ELIGIBLE FOR FUTURE SALE; CONTROL BY MICHAEL FAMILY


     Sales of a substantial number of shares of ENStar Common Stock in the public market could adversely affect the market price for the ENStar Common Stock. James A. Michael and Jeffrey J. Michael, each a member of the Board of Directors of ENStar, and certain limited partnerships controlled by them (the "Michael Family Shareholders"), beneficially own approximately 1,916,663 (or 58.5%) of the outstanding Common Stock of ENStar as of April 17, 1998.


     Accordingly, the Michael Family Shareholders will have the ability to exercise significant influence over the business and affairs of ENStar, including the ability to approve or reject corporate actions requiring the approval of shareholders. The shares of ENStar Common Stock held by the Michael Family Shareholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Such shares are eligible for immediate sale, subject to compliance with the volume limitations and other restrictions of Rule 144.

INDEMNIFICATION OBLIGATIONS WITH RESPECT TO REORGANIZATION TRANSACTIONS

     In connection with the Reorganization Transactions, ENStar agreed to indemnify Michael against certain losses and to assume certain liabilities of NSU, including any liabilities arising out of the Distribution and any taxes resulting from the Distribution. See "BUSINESS -- Reorganization Transactions." There can be no assurance that any obligation to indemnify Michael for any such loss or other liability will not have a material adverse effect on the business, financial condition and results of operations of ENStar.

                          RATIO OF EARNINGS TO FIXED CHARGES

                                                                     Years ended December 31,
                                                     1997         1996        1995         1994         1993
                                                  -----------  ----------  -----------  ----------  -----------
     Ratio of earnings to fixed charges. . . . . .     (3.76)       (.50)        2.54       (0.72)       (2.68)
     Deficiency in earnings to fixed charges . . .$    5,788  $      257   $       --  $    1,050   $    2,339

     For purposes of calculating the ratios of earnings to fixed charges, earanings are defined as income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense and the estimated interest portion on rental payments.

                                   USE OF PROCEEDS

     The primary purposes of this offering are to provide additional financing for the Company's growth and to increase the Company's financial flexibility. Net proceeds, including interest earned thereon, to the Company from the sale of the Debentures will be used for general corporate purposes and investment in ENStar's operating companies. Proceeds from the sale of Debentures may also be used from time to time to repurchase ENStar Common Stock depending on market conditions, and, at such time as outstanding Debentures come due, the Company may use proceeds from the sale of new Debentures offered hereby to retire such maturing Debentures. In addition, proceeds from the sale of the Debentures may be used to fund future acquisitions at Americable, although the Company has no present commitments, agreements or understandings with respect to any such acquisitions.

     There is no minimum number or amount of Debentures required to be sold in order to deposit and use the proceeds from sale of Debentures, and there can be no assurance that all or any portion of the Debentures will be sold. Accordingly, the amount of Debentures sold may be substantially less than the maximum offered hereby. In such event, the net proceeds from the sale of the Debentures will be used for the purposes set forth above.

                                 PLAN OF DISTRIBUTION

     The Company is offering hereby up to $25 million aggregate principal amount of the Debentures. The Debentures will be offered by authorized officers and employees of the Company directly without an underwriter and on a continuous basis with an expected termination date in April 1999; however, the Company reserves the right to terminate this offering of Debentures at any time prior to such date. In compliance with Rule 3a4-1 of the Exchange Act of 1934, the officers and employees of the Company will limit their participation in the offering of Debentures to preparation of written communication or delivery of communication through the mail or other means that do not involve oral solicitation by the officer or employee, responding to inquiries of a potential purchaser in a communication initiated by the potential purchaser, or performing ministerial and clerical work related to the offering. No underwriting discounts or commissions of any kind will be paid to such officers or employees in connection with this offering. No minimum amount of the Debentures must be sold in order for the Company to accept and deposit the proceeds of this offering.

     The Debentures only may be purchased by means of the offer to purchase Debentures contained in the form of Subscription Agreement provided by the Company (the "Subscription Agreement"). The Company will not accept an offer to purchase Debentures or negotiate checks delivered for payment on the sale of Debentures unless the prospective purchaser has previously received this Prospectus. In the event that the Company receives a properly executed Subscription Agreement and payment for the purchase of Debentures from any person who has previously received this Prospectus, but who has not received a current post-effective amendment thereto, the Company will not accept the Subscription Agreement nor accept any payment therefor until the lapse of five business days following the mailing of a confirmation of sale and current post-effective amendment to such prospective purchaser. During this five business day period, any prospective purchaser of Debentures may revoke his or her offer, orally or in writing, and the Company will promptly return any checks or funds previously delivered to it. Once the Company accepts an offer, however, orders to purchase Debentures and the issuance of such certificates will be deemed to have occurred as of the date of receipt by the Company of a Subscription Agreement and payment. The Company reserves the right to reject any offer to purchase in whole or in part.

Prospective purchasers who have submitted Subscription Agreements and payment of the purchase price for Debentures may revoke their offer by writing the Company at 6479 City West Parkway, Eden Prairie, Minnesota 55344, Attention: Investment Department, or by calling (612) 941-3200. Investors seeking information as to the current interest rates for the Debentures may contact the Company at (800) 247-1246 to receive a current quote as to such rates.

                               SELECTED FINANCIAL DATA
                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following selected financial data of the Company are qualified by reference to and should be read in conjunction with Management's Discussion and Analysis of Results of Operations and Financial Condition and the Consolidated Financial Statements and the Notes thereto included elsewhere herein. (See Notes 1 and 2 to Notes to Consolidated Financial Statements for a description of the entities included in the consolidated financial statements and the basis on which the consolidated financial statements were prepared.) The consolidated statements of operations data for the years ended December 31, 1997, 1996 and 1995, and the consolidated balance sheet data December 31, 1997 and 1996 are derived from, and are qualified by reference to, the audited consolidated financial statements included elsewhere in this Prospectus and should be read in conjunction with those consolidated financial statements and notes thereto. The consolidated statements of operations data for the years ended December 31, 1994 and 1993 and the consolidated balance sheet data at December 31, 1995, 1994 and 1993 are derived from audited consolidated financial statements not included herein.


                                                                              YEARS ENDED DECEMBER 31,
                                                                 ------------------------------------------------
                                                                   1997      1996      1995      1994      1993
                                                                 --------  --------  --------  --------  --------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
  CONSOLIDATED STATEMENTS OF OPERATIONS
    DATA(1)
  Revenues . . . . . . . . . . . . . . . . . . . . . . . . . . . $ 54,352  $ 64,123  $ 54,891  $ 47,193  $ 46,756
  Operating income (loss). . . . . . . . . . . . . . . . . . . .   (4,979)      (53)    1,033      (702)   (1,978)
  Interest expense, net. . . . . . . . . . . . . . . . . . . . .     (809)     (204)     (247)     (348)     (361)
  Income (loss) before income taxes and equity
    in earnings of unconsolidated subsidiary . . . . . . . . . .   (5,788)     (257)      786    (1,050)   (2,339)
  Net income (loss). . . . . . . . . . . . . . . . . . . . . . . $ (2,261) $  1,072  $  1,572  $    286  $ (1,524)
                                                                 --------  --------  --------  --------  --------
                                                                 --------  --------  --------  --------  --------

  Basic and diluted net income (loss) per share (1). . . . . . . $  (0.69) $   0.32  $   0.49  $   0.09  $  (0.48)
                                                                 --------  --------  --------  --------  --------
                                                                 --------  --------  --------  --------  --------
  Weighted average common and common
    equivalent shares outstanding (1). . . . . . . . . . . . . .    3,289     3,309     3,217     3,235     3,146

  Consolidated Balance Sheet Data (end of period)
  Total assets . . . . . . . . . . . . . . . . . . . . . . . . . $ 43,315  $ 36,015  $ 35,251  $ 32,243  $ 30,222
  Long-term debt, including current maturities . . . . . . . . .   16,333     1,178     1,246     3,607     3,443
  Shareholders' equity . . . . . . . . . . . . . . . . . . . . .   12,405    20,947    19,694    18,176    17,035

  --------------------


 (1) Basic and diluted net income (loss) per share for 1993 to 1996 was computed using the weighted average number of outstanding shares of NSU Common Stock during each period presented adjusted for the Distribution of one share of ENStar Common Stock for every three shares of NSU Common Stock outstanding.

                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this prospectus. See "Risk Factors."

GENERAL

     ENStar is a holding company. Its principal subsidiaries are Americable, Enstar Networking and Transition. ENStar also owns 1,025,000 shares of common stock of CorVel Corporation ("CorVel"), or an approximate 25% interest in CorVel, a provider of cost containment and managed care services designed to address the medical costs of workers' compensation. ENStar's investment in CorVel is accounted for as an unconsolidated subsidiary using the equity method of accounting. The common stock of CorVel is included on the Nasdaq National Market under the symbol CRVL.

     As described in Note 2 to the Consolidated Financial Statements of ENStar, the Consolidated Statements of Operations of ENStar include an allocation of general and administrative costs incurred by NSU prior to the consummation of the Reorganization Transactions in the management of the operating companies, investment holding and other assets of ENStar. Management believes these allocations are reasonable and present the operations of ENStar as though it has been operated on a stand alone basis prior to the consummation of the Reorganization Transactions.

     Prior to 1997, Enstar Networking operated as the network integration business of Americable. Enstar Networking was organized in April 1997 to distinctly focus the networking service activities from the traditional distribution and manufacturing operations of Americable. Enstar Networking was incorporated on January 1, 1998. The separate results of operations for Enstar Networking have been prepared from the books and records of Americable for all periods presented. The results of operations include an allocation of general and administrative expenses for certain items such as accounting, human resources and information systems along with facility related expenses. Management believes these allocations are reasonable and present the operations of Enstar Networking and Americable as though they had operated as separate businesses.

     During 1997, Enstar Networking made significant investments in new sales, consulting, engineering and technical personnel as part of its effort to build a network services organization. As part of this strategy, Enstar Networking has shifted its focus from historical commodity-based networking and connectivity hardware sales towards more service oriented solutions. As part of this change, the Company experienced a significant decrease in revenues and increased operating expenses resulting in an operating loss of approximately $2.9 million. Enstar Networking expects to incur an operating loss in 1998 as it continues to build its network service and security consulting practice.

     Historically, in excess of 90% of Transition's revenues have been derived from the sale of its media conversion and related LAN products. These products have life cycles of 18 to 36 months and are generally sold based on price, availability and functionality. More recently, Transition has focused its product development and marketing efforts on expanding its conversion technology based products. In addition, the company provides related LAN products, such as hubs and transceivers, that integrate with the conversion technologies to enable network expansion. Transition's future operations are highly dependent on its ability to introduce conversion technology based products on a timely basis, at competitive prices that meet customer demands.

     The following are summarized operating results for ENStar's operating subsidiaries for the years ended December 31, 1997, 1996 and 1995 (in thousands):

                                                                        YEARS ENDED DECEMBER 31,
                                                               ----------------------------------------
                                                                   1997          1996          1995
                                                               ------------  ------------  ------------
Revenues
  Americable . . . . . . . . . . . . . . . . . . . . . . . . . . $ 11,656      $ 11,343      $ 11,458
  Enstar Networking. . . . . . . . . . . . . . . . . . . . . . .   26,976        37,324        30,702
  Transition . . . . . . . . . . . . . . . . . . . . . . . . . .   17,176        17,055        14,266
  Eliminations . . . . . . . . . . . . . . . . . . . . . . . . .   (1,456)       (1,599)       (1,535)
                                                                 --------      --------      --------
                                                                 $ 54,352      $ 64,123      $ 54,891
                                                                 --------      --------      --------
                                                                 --------      --------      --------

Gross Profit
  Americable . . . . . . . . . . . . . . . . . . . . . . . . . . $  2,758      $  2,761      $  3,131
  Enstar Networking. . . . . . . . . . . . . . . . . . . . . . .    5,759         8,239         6,848
  Transition . . . . . . . . . . . . . . . . . . . . . . . . . .    6,713         5,837         5,387
                                                                 --------      --------      --------
                                                                 $ 15,230      $ 16,837      $ 15,366
                                                                 --------      --------      --------
                                                                 --------      --------      --------

Selling, General and Administrative Expenses
  Americable . . . . . . . . . . . . . . . . . . . . . . . . . . $  3,357      $  2,823      $  2,575
  Enstar Networking. . . . . . . . . . . . . . . . . . . . . . .    8,621         7,006         6,239
  Transition . . . . . . . . . . . . . . . . . . . . . . . . . .    6,926         5,934         4,465
  Allocable corporate expenses . . . . . . . . . . . . . . . . .    1,305         1,127         1,054
                                                                 --------      --------      --------
                                                                 $ 20,209      $ 16,890      $ 14,333
                                                                 --------      --------      --------
                                                                 --------      --------      --------

Operating Income (Loss)
  Americable . . . . . . . . . . . . . . . . . . . . . . . . . . $   (599)     $    (62)     $    556
  Enstar Networking. . . . . . . . . . . . . . . . . . . . . . .   (2,862)        1,233           609
  Transition . . . . . . . . . . . . . . . . . . . . . . . . . .     (213)          (97)          922
  Allocable corporate expenses . . . . . . . . . . . . . . . . .   (1,305)       (1,127)       (1,054)
                                                                 --------      --------      --------
                                                                 $ (4,979)     $    (53)     $  1,033
                                                                 --------      --------      --------
                                                                 --------      --------      --------

RESULTS OF OPERATIONS

1997 versus 1996

     Consolidated revenues decreased approximately $9.8 million, or 15%, to $54.4 million from $64.1 million in 1996.

     Revenues at Americable increased $313,000, or 3%, to approximately $11.6 million. This includes increased sales of cable assemblies of approximately $500,000 due primarily to higher demand of fiber optic and custom OEM assemblies. In addition, sales of networking products increased approximately $200,000 due to higher demand. Sales of bulk cable and other connectivity products decreased approximately $400,000, due primarily to lower volume to contractors and resellers. Americable expects that its volume of sales of cable assemblies will increase and its volume of networking products will decrease as it focuses its sales and marketing efforts on its value-added connectivity products which generally carry higher gross profit margins.

     Revenues at Enstar Networking decreased approximately $10.3 million, or 28%, to $27 million. This includes decreased sales of networking products of approximately $9.5 million and commodity-based structured wiring products of approximately $3.1 million which reflects the company's shift from a distributor/reseller of hardware towards more service oriented solutions. Included in these amounts is approximately $6.1 million of lower sales to two large customers. Offsetting these reductions was approximately $1 million of increased revenues from network integration and structure wiring services along with approximately $1.3 million of revenue from network security products due to higher demand. Enstar Networking expects that its sales volume of networking products will continue to decrease as it focuses its sales and marketing efforts on developing and expanding its service offerings.

     Revenues at Transition increased $121,000, or 1%, to approximately $17.2 million. Sales of Transition's media and rate conversion products increased approximately $2.5 million or 36% to $9.3 million, reflecting additional revenues from new products and product enhancements introduced during 1996 and 1997. Sales from new product introductions and enhancements accounted for approximately 16% of net sales for 1997 versus 21% for 1996. Sales of supporting LAN products decreased approximately $2.5 million or 20%, to $7.8 million due primarily to reduced sales of Ethernet hubs and switches which reflects Transition's shift in product strategy towards conversion type products. Sales to domestic customers of approximately $11.2 million and to international customers of approximately $6 million, were relatively unchanged from 1996.

     Sales to international customers accounted for approximately 35% of net sales in 1997 and 1996, respectively. Transition's ability to maintain its present level of sales and sales growth is highly dependent upon its ability to offer new products that meet customer's demands in a rapidly changing market, particularly in light of the relatively short life cycle of its products.

     Consolidated gross profit, as a percent of revenues, increased to 28% in 1997 as compared to 26.3% in 1996. Margins at Transition increased to 39.1% from 34.2% due primarily to increased sales of higher margin media conversion products along with cost reductions realized on certain component parts. Decreased margins at Americable, from 24.3% to 23.7%, are primarily due to unfavorable labor variances resulting from the expansion of its fiber optic manufacturing operation. Margins at Enstar Networking decreased to 21.3% from 22.1% primarily due to increased competition for structured wiring and network hardware products. ENStar expects its gross profit margins to continue to decline in 1998 due to expected competitive pricing pressures on products and services sold by each of its operating companies.

     ENStar's selling, general and administrative expenses increased approximately $3.3 million or 19.7%, to $20.2 million from $16.9 million in 1996. The increase in operating expenses at Americable reflects increased expenses of approximately $300,000 primarily due to the addition of sales, purchasing and product management personnel along with approximately $90,000 of higher catalog and marketing related expenses. In addition, there was approximately $150,000 of higher rent, depreciation and other related expenses associated with its facility remodeling.

     Enstar Networking had increased operating expenses of approximately $1.6 million, or 23%. This includes approximately $1 million of increased salaries, benefits, training and other related expenses due to the addition of new sales, consulting and engineering personnel. The company also had approximately $205,000 of increased expenses due to marketing related costs associated with the introduction of Enstar Networking and approximately $210,000 of higher costs related to the reorganization of its branch operations. In addition, this increase includes approximately $200,000 of higher facility related and other general and administrative expenses associated with the increased level of personnel.

     Transition had increased operating expenses of approximately $1 million, or 17%, which reflects increased sales and marketing expenses of approximately $810,000 due primarily to the addition of new sales and product management personnel in addition to higher advertising, promotional and related expenses associated with the introduction of Transition's new product strategy. This also includes approximately $300,000 of increased general and administrative expenses due primarily to the addition of support personnel, higher recruiting and other employee related expenses. This was offset by approximately $125,000 of decreased engineering expenses which reflects a reduction in development and personnel costs associated with Transition's advanced LAN products. In an effort to successfully develop and launch new advanced LAN products, Transition anticipates the increased levels of spending on sales, marketing and promotional costs to continue during 1998. If such increased level of spending does not result in the timely introduction of commercially successful products, Transition may experience significantly reduced levels of sales growth and operating results.

     ENStar's research and development expenses (incurred exclusively within Transition) were approximately $1.4 million and $1.5 million for 1997 and 1996, respectively.

     Corporate expenses increased $178,000, or 16% primarily due to higher professional fees.

     Net interest expense increased $605,000 to $809,000 from $204,000 in 1996, due primarily to the higher level of ENStar subordinated debentures in addition to higher borrowings under the Americable credit facility.

     The income tax benefit in 1997 and 1996 reflects ENStar's estimated effective annual tax rate. See Note 6 to Consolidated Financial Statements of ENStar.

     Equity in earnings of unconsolidated subsidiary increased $45,000 to approximately $1.3 million, which is a result of higher earnings at CorVel offset slightly by the effect of a lower ownership interest during the first half of 1997. CorVel's net earnings for the twelve months ended December 31, 1997 were approximately $9.3 million, an increase of approximately $1 million or 12% from the previous year. Further information with respect to the results of operations of CorVel is contained in the Management's discussion and Analysis of Financial Condition and Results of Operations section of its annual and Quarterly reports as filed on Forms 10-K and 10-Q with the Commission.

1996 versus 1995

     Consolidated revenues increased $9.2 million, or 17%, to $64.1 million from $54.9 million in 1995.

     Revenues at Americable were relatively unchanged in 1996 as compared with 1995. Sales of networking products increased approximately $1.3 million to $2.2 million due to higher demand. This was offset by decreased sales of bulk cable and other connectivity products of approximately $1.2 million, due primarily to lower volume of sales to contractors and resellers and lower demand for certain types of bulk cable due to increased market supply of such product in 1996.


     Revenues at Enstar Networking increased approximately $6.6 million, or 22%, to $37.3 million. This includes increased revenues of $7 million resulting from higher demand for networking products. Of this amount, approximately $3.2 million of sales were attributable to higher volume of networking products with two large customers. The increase in revenue at Enstar Networking also includes approximately $800,000 of higher volume of service revenues due to increased focus on services and the addition of technical personnel. Offsetting these increases was approximately $1.2 million of lower sales of commodity-based structure wiring products due to the Company's focus towards networking services.


     Revenues at Transition increased approximately $2.8 million, or 20%, to $17.1 million. Sales of Transition's advanced LAN products increased approximately $1.2 million or 79% to $2.6 million, reflecting additional revenues from new products and product enhancements introduced during 1995 and 1996. Sales from new product introductions and enhancements accounted for approximately 21% of net sales for 1996 versus 9% for 1995. Sales of basic LAN and terminal products increased approximately $1.6 million, or 14%, to $14.5 million. Sales to domestic customers increased approximately $2 million, or 24%, to $11.1 million which primarily reflects higher demand for Transition's products. Sales to international customers increased approximately $800,000, or 15%, to $6 million, which was primarily a result of the addition of new customers. Sales to international customers accounted for approximately 35% and 37% of net sales in 1996 and 1995, respectively.


     Consolidated gross profit, as a percent of revenues, decreased to 26.3% in 1996 as compared to 28% in 1996. Decreased margins at Americable are primarily attributable to a higher volume of lower margin networking products and lower pricing on cable due to competition and overall higher market supply on certain types of bulk cable. Decreased margins at Transition are primarily the result of approximately $500,000 of inventory write-downs recorded in the fourth quarter of 1996. Margins at Enstar Networking were relatively unchanged between years.


     ENStar's selling, general and administrative expenses increased approximately $2.6 million or 17.8% to $16.9 million from $14.3 million in 1995. Operating expenses at Americable increased $248,000, or 9.7% to $2.8 million which is primarily a result of higher selling expenses attributable to the addition of sales and sales support personnel along with related training and education costs.


     The increase in operating expenses at Enstar Networking reflects increased selling expenses of approximately $340,000 due to higher sales salaries, commissions and related expenses and approximately $422,000 of higher engineering expenses due to the addition of technical and engineering personnel.


     Transition had increased operating expenses of approximately $1.5 million, or 33%, which reflects increased engineering expenses of approximately $520,000 due to the addition of engineering personnel associated with new product development. In addition, this increase also reflects higher sales and marketing expenses of approximately $890,000, associated with advertising, participation in trade shows, and other promotional expenses.


     ENStar's research and development expenses (incurred exclusively within Transition) were approximately $1.5 million in 1996, compared to approximately $1 million in 1995. The increase was due to the addition of new engineering personnel associated with new product development.

     Corporate expenses increased approximately $73,000, or 7% primarily due to higher professional fees.

     Net interest expense decreased $43,000 to $204,000 from $247,000 in 1995, due primarily to lower interest rates between years under the Americable and Transition credit facilities.

     The income tax provision (benefit) in 1996 and 1995 reflects ENStar's estimated effective annual tax rate. See Note 6 to Consolidated Financial Statements of ENStar.

     Equity in earnings of the Company's unconsolidated subsidiary increased approximately $100,000 to $1.3 million from $1.2 million in 1995, which is a result of higher earnings at CorVel. CorVel's net earnings for the twelve months ended December 31, 1996 were approximately $8.2 million, an increase of approximately $1.2 million or 17% from the previous year.

CAPITAL RESOURCES AND LIQUIDITY

     During 1997, ENStar experienced cash flow deficits from operations due primarily to the losses incurred at its operating companies. In certain prior years, ENStar has experienced fluctuations in its working capital, which are primarily attributable to the increase in receivables and inventories associated with growth in sales and timing of payments on accounts payable. Cash used in operations was approximately $1.8 million in 1997 versus $72,000 in 1996.

     ENStar does not have the use of cash generated by CorVel. Also, since its initial public offering in 1991, CorVel has not declared any dividends and has indicated that it does not anticipate doing so for the foreseeable future. ENStar may from time to time, depending on market conditions and other factors, sell a portion of its CorVel holdings. The ability of ENStar to sell its CorVel holdings is limited, however, to sales pursuant to Rule 144 of the Securities Act of 1933 and the volume limitations thereof, and to private negotiated sales, which may adversely affect the ability of ENStar to sell a large portion of the CorVel holdings at a given time.

     In November 1996, ENStar commenced a program (the "Debenture Program"), similar to one previously maintained by NSU, whereby it sells subordinated debentures of various maturities to primarily individual investors. The debentures are offered on a continuous basis at interest rates that change from time to time depending on market conditions. At December 31, 1997, the Company had approximately $16.3 million principal amount of subordinated debentures outstanding with weighted average interest rate of 9.62%. Long-term debt proceeds of approximately $15.2 million represents the amount of new debentures sold for the year ended December 31, 1997. Approximately $135,000 of debentures are scheduled to mature during the fourth quarter of 1998.

     In June 1997, the Company commenced a modified "Dutch Auction" self tender offer for the repurchase of shares of its common stock. This tender offer, which expired in July 1997, resulted in the Company's purchase and retirement of 37,290 shares of its common stock at $6.25 per share or an aggregate cost of approximately $233,000.

     Americable and Transition maintain revolving line of credit facilities with their principal bank to provide borrowings up to $4 million, respectively, due in May and June 1998. Borrowings under these facilities are based on eligible accounts receivable and inventory with interest at prime (8.5% at December 31, 1997). At December 31, 1997, there were aggregate outstanding borrowings of $2,680,000 and approximately $2 million of available borrowings under these credit facilities. In September 1997, Americable obtained the necessary waivers from its bank to waive its compliance with certain financial covenants and amend the terms of its credit agreement. Under the terms of the amended credit agreement, ENStar is required to make capital contributions to Americable to the extent Americable (including Enstar Networking) incurs pretax losses in excess of specified levels. At December 31, 1997, the companies were in compliance with or had obtained waivers for all covenants under these agreements.

     During 1997, ENStar provided an aggregate of $348,000 in cash to Americable and Enstar Networking pursuant to the terms of the amended credit agreement. Additional cash investments from ENStar are expected in 1998 to fund anticipated operating losses and capital expenditures.

     In February 1998, the Company announced a stock repurchase plan pursuant to which the Company plans to repurchase up to 350,000 shares of its common stock from time-to-time in open market or privately negotiated transactions.

     ENStar expects to be able to fund its working capital and capital expenditures along with any repurchases of common stock for 1998 with cash flow from operations along with available cash and cash equivalents and amounts available under the credit facilities of its operating companies. At March 16, 1998, ENStar had approximately $13.2 million of cash and cash equivalents, excluding cash of its operating subsidiaries. During 1998, ENStar's operating plans call for approximately $1.7 million in capital expenditures.

                                       BUSINESS

GENERAL

     ENStar Inc., a Minnesota corporation formed in 1995 ("ENStar" or the "Company"), is a holding company. Its principal subsidiaries are Americable, Inc. ("Americable"), Enstar Networking Corporation ("Enstar Networking") and Transition Networks, Inc. ("Transition"). Americable is a distributor of premise wiring, connectivity products and low-end networking electronics.
Enstar Networking is a network integrator that provides services to design, build, maintain, and protect corporate network infrastructures. Transition is a manufacturer of connectivity devices used in local area network ("LAN") applications. ENStar also owns 1,025,000 shares of common stock of CorVel Corporation ("CorVel"), or an approximate 25% interest in CorVel, a provider of cost containment and managed care services designed to address the medical costs of workers' compensation.


     ENStar was formerly a wholly owned subsidiary of North Star Universal, Inc. ("NSU"). In connection with transactions (the "Reorganization Transactions") consummated pursuant to a reorganization agreement entered into between NSU and Michael Foods, Inc. ("Michael"), NSU transferred, on or prior to February 28, 1997, to ENStar certain of its assets, including its shares of common stock of Americable and Transition and its shares of CorVel, and certain other assets. Pursuant to the Reorganization Transactions, (i) NSU merged with Michael and
(ii) the outstanding common stock of ENStar was distributed to the shareholders of NSU (the "Distribution"). As a result of the Distribution, ENStar ceased to be a subsidiary of NSU and became a publicly owned company whose stock is quoted on the Nasdaq National Market under the symbol "ENSR." In connection with the Reorganization Transactions, ENStar agreed to indemnify Michael against certain losses arising from the Reorganization Transactions and to assume certain liabilities of Michael. See "--Reorganization Transactions."


     The Company directly employed five management and administrative employees as of April 17, 1998.

UNCONSOLIDATED SUBSIDIARY

     CorVel. Since its initial public offering in June 1991, CorVel has been operated as an independent company. As a less-than-majority-owned subsidiary of the Company, CorVel's operations have not been consolidated with ENStar, and ENStar's investment in CorVel is accounted for under the equity method of accounting. The following summary of CorVel's business has been prepared from information reported by CorVel. Additional information regarding CorVel is available from the reports and other documents prepared and filed by CorVel with the Commission.

     CorVel is an independent nationwide provider of medical cost containment and managed care services designed to address escalating medical costs. CorVel's services include preferred provider organizations, automated medical fee auditing, medical case management, independent medical examinations, utilization review and vocational rehabilitation services. Such services are provided to insurance companies, third party administrators and employers to assist them in managing the medical costs and monitoring the quality of care associated with medical claims.

     Since its initial public offering in June 1991, Jeffrey J. Michael and Peter E. Flynn, officers of ENStar, have been members of the Board of Directors of CorVel. Based on the past service of Messrs. Michael and Flynn on CorVel's Board of Directors and the Company's position as a significant shareholder of CorVel, the Company believes that Messrs. Michael and Flynn will continue to serve as members of the CorVel Board of Directors and be nominated for re-election to the CorVel Board at the next annual meeting of stockholders of CorVel. There are no agreements, however, between ENStar and CorVel or any of CorVel's stockholders requiring the nomination of Messrs. Michael and Flynn or any designees of ENStar for election as directors of CorVel.

     In connection with the Distribution, ENStar transferred all of its CorVel Common Stock to Americable to satisfy certain federal income tax requirements relating to the Reorganization Transactions. Neither ENStar nor Americable has any agreement with CorVel requiring CorVel to register the shares of CorVel Common Stock. In the absence of registration of its CorVel Common Stock, the ability of ENStar to sell the holdings of CorVel Common Stock will be limited to sales pursuant to Rule 144 of the Securities Act, and the volume limitations thereof, and to private negotiated sales, which may adversely affect the ability of ENStar to sell a large portion of holdings of CorVel Common Stock at a given time.

OPERATING SUBSIDIARIES

     GENERAL

     AMERICABLE. Americable was organized as a Minnesota corporation in 1981 and was acquired by NSU in December 1986. Americable is a distributor of premise wiring, connectivity products, and low-end networking electronics. As a value-added distributor, Americable supplies a wide array of voice and data communication related products such as cable (both copper and fiber optic), cable assemblies, components (blocks, jacks, connectors, patch cords, patch panels) and networking hardware. The principal focus of Americable's distribution business, is to provide quality products, prompt reliable delivery of such products and strong customer service both before and after the products are sold. Americable sells to a wide range of customers throughout the United States in the voice and data communications aftermarket, including contractors, resellers, systems integrators, and installers.

     Americable also manufactures a wide variety of cable assemblies, subassemblies and specialty products for its customers. Some of these products are manufactured to standard specifications for sale by Americable through its distribution business, others are custom designed and manufactured by Americable to customer specifications. These customer-designed products are manufactured for both end-users and OEMs.

     ENSTAR NETWORKING. Enstar Networking is a network integrator that provides services to design, build, maintain and protect corporate network infrastructures. The company's mission is "to provide our clients with technical services and solutions that improve the performance and integrity of their networks." The company offers customized, integrated solutions through three strategic business units:

          Security Integration Group ("SIG") is a team of consultants that provide information security consulting services for customers using Internet and intranetwork applications. These services include policy development, architecture design, business impact analysis, access, auditing, continuity and custom training services.

          Network Integration Services ("NIS") include a variety of customized, integrated solutions to build, manage and maintain high performance local area networks ("LAN") and wide area networks ("WAN"). These service offerings include design services such as requirements definition and project planning along with the implementation and support of a select platform of networking hardware and software. Enstar Networking also provides a variety of solutions to remotely manage and maintain LAN's and WAN's for its customers.

          Structured Wiring Services ("SWS") involve the design and installation of network cabling infrastructures for voice and data communications. Through a quality-trained team of project managers and technicians, Enstar Networking provides a comprehensive offering of cabling design, installation, certification and documentation services for category 5 copper and fiber optic systems.

     Enstar Networking previously operated as the network integration business of Americable. As part of its business strategy since the early 1990's, Americable had expanded the level of network integration services provided to end-user customers such as network design, implementation, management and maintenance. Enstar Networking was organized in April 1997 to distinctly focus the networking service activities from the traditional distribution and manufacturing operations of Americable.

     TRANSITION. Transition develops and distributes media, rate and transport conversion products that enable bandwidth requirements. Transition's products are designed to protect the investment made in network infrastructure while optimizing performance capacity. Focused on providing conversion tools between multiple technologies such as Ethernet to Fast Ethernet, Fiber Distributed Data Interface ("FDDI"), Asychonous Transfer Mode ("ATM"), and Gigabit, the company takes a unique approach to conversion technology. All of its conversion products are designed to be transparent to the network. The principle of conversion technology is to make the necessary adaptation while not affecting the performance, nature or the appearance of the network to the users or devices.

     Physical connectivity devices enable computing and other electronic devices to communicate over a LAN. These devices include managed and unmanaged hubs, transceivers, media converters and other related fiber based networking devices. Transition's products include media, rate, and protocol conversion and related LAN products. Transition sells its products to a number of volume distributors and resellers throughout the United States and 50 countries worldwide.

     Historically, in excess of 90% of Transition's revenues have been derived from the sale of its media conversion and related LAN products. These products have life cycles of 18 to 36 months and are generally sold based on price, availability and functionality. More recently, Transition has focused its product development and marketing efforts on expanding its conversion technology based products.


          Media Conversion - connecting unlike media types, predominantly copper to fiber;


          Rate Conversion - connecting unlike rates within a protocol, such as Ethernet to Fast Ethernet; and


          Transport Conversion - connecting unlike transport protocols, such as Fast Ethernet to FDDI, within the LAN environment.


     In addition, the company provides related LAN products, such as hubs and transceivers, that integrate with the conversion technologies to enable network expansion. Transition's future operations are highly dependent on its ability to introduce conversion technology based products on a timely basis that meet customer demands.

     INDUSTRY

     A growing number of organizations are re-engineering their businesses and are using PC-based network technology to enhance productivity. PC networks increase speed and flexibility, provide improved functionality to end-users and provide greater productivity, often at lower costs. The growth in demand for personal computers, along with recent advances in networking technology, have led to an increase in demand for interconnected LANs and WANs. Such networks facilitate efficient and rapid data communications among connected work groups and departments providing for more effective utilization of information and computing resources. As LANs have proliferated, demand for multi-vendor interoperability has led to industry standard network protocols and access methods such as Ethernet and Token-Ring.

     More recently there has been an increasing demand to connect users of LANs in other geographic areas using WANs. Applications such as online services, electronic mail, sharing of databases, multi-site product development and transaction processing are leading the demand for the inter-networking of LANs and WANs. The integration of LANs and WANs requires data communication products which efficiently, reliably and quickly transmit data to appropriate locations.

     In the face of this rapidly changing technological environment, the decision-making process that organizations face when planning, selecting and implementing information technology solutions is growing more complex. Organizations must select from numerous product options with shortening life cycles. Although networks enhance business productivity, they typically present complex management problems and increased administrative costs. Thus, many organizations find it increasingly difficult and costly to maintain the internal infrastructure needed to support their networks. As a result of these trends, companies increasingly seek to outsource the management and support of their PC network infrastructure.

     According to Data Com Market Forecast, it is estimated that in 1997 the overall market in the United States for networking products and services was approximately $80 billion.

     BUSINESS STRATEGY

     AMERICABLE. Americable's objective is to be a leading provider of value-added connectivity products throughout the United States. To meet this goal, Americable believes it must seek to maintain its current customer relationships and expand its customer base in the regions in which it operates, develop strong relationships with its key suppliers, and develop and enhance its value-added offerings.


     During 1997, approximately 2,500 customers purchased products from Americable. Management at Americable believes that preserving and enhancing these relationships is a constant priority. Continuous quality improvement in its operations along with expansion of its fiber optic product offerings are some of the means that Americable utilizes to enhance its customer relationships.

     Management at Americable also believes that developing strong relationships with the leading manufacturers allows Americable to offer its customers name brand products that provide the best value in meeting their needs. Americable believes that utilizing a select range of suppliers allows it to provide superior customer service because its technical personnel are more familiar with the products sold and because such high quality products are generally more reliable. Further, such strong relationships result in greater continuity of product supply.


     ENSTAR NETWORKING. Enstar Networking's objective is to be a leading provider of information technology (IT) services to manage and secure corporate networks. Its focus is on medium to large sized enterprises that deploy complex network structures involving public networks such as the Internet for critical business applications. Enstar Networking believes that its expertise in the design and implementation of networks along with its specialized understanding of security requirements uniquely positions them as a "One Company, One Call" provider for its customers. To achieve its objectives, the company is pursuing the following strategies:


          - Implement its recently developed suite of customized security services including assessment, policy development, access and authentication, auditing, business continuation and training in each of its key regional service centers. Enstar Networking plans to continue to add new services focused on remote security management and enhance other service offerings to meet its customer's security needs within the context of an evolving enterprise environment.


          - Build its consulting services organization. The company's Security Integration Group was formed in April 1997 and currently provides fee-based, on-site consulting services that can provide an evaluation of existing network security systems, analyze potential exposures to security breaches and suggest corrective action. During 1998, the company plans to expand the number of SIG consultants in order to service its customers' demand for security services.


          - Develop and market a service offering which provides network monitoring capabilities to customers looking to outsource the management of its LAN / WAN. Through the company's existing Technical Assistance Center ("TAC") and staff of system engineers, it can provide remote network monitoring, remote security management and network administration.


          - Create close and long-term relationships with a focused group of customers to develop a source for repeatable business and as a result of high satisfaction ratios, a source of business referrals. During 1997, approximately 2,000 customers purchased products or services from Enstar Networking. In 1998, the company intends to concentrate its sales and marketing efforts on a more focused number of customers in order to provide its full array of service offerings and develop more successful long-term customer relationships.


          - Maintain strong relationships with the leading manufacturers in the networking industry in order to offer its customers high quality solutions. Enstar Networking has developed relationships with Bay Networks, Inc, Check Point Software Technologies, Ltd., Cisco Systems, Inc., Internet Security Systems, Inc. and Security Dynamics, Inc.


          - Expand its market presence and geographic coverage through the addition of new sales, engineering and technical personnel in new regional locations, primarily focused in the Southwest and Midwest. The company's strategy is to open smaller regional offices consisting of a few sales, engineering and consulting personnel that are supported by its larger regional service centers in Dallas, Texas and Minneapolis, Minnesota.

     TRANSITION. The market for Transition's products is characterized by rapid technological change, constantly evolving industry standards and rigorous competition with respect to timely product innovation. Because the introduction of products embodying new technology and the emergence of new industry standards can render existing products obsolete and unmarketable, Transition believes that its future success will depend upon its ability to develop, manufacture and market new products and enhancements to existing products on a cost-effective and timely basis. Transition seeks to identify niche market opportunities for new or enhanced products and quickly respond by offering a new or enhanced product that may have greater capabilities, better functionability or flexibility, greater ease of use or equivalent capabilities or functionability but a lower price point than other competitive products.

     As LANs have proliferated, demand for multi-vendor interoperability has led to industry standard network protocols and access methods such as Ethernet, Fast Ethernet, Token-Ring and FDDI. Transition has developed the majority of its LAN products using industry standards, primarily Ethernet. Ethernet's cabling media has evolved from coaxial cable to its associated 10BaseTL fiber optic cabling. Management at Transition believes that the LAN products market will continue to be driven by the migration of end-users to new applications that demand more speed, distance and bandwidth. Accordingly, Transition's research and development efforts have been targeted at high speed (100Mbs+) LANs and the integration of installed legacy systems to these new platforms.

     PRODUCTS AND SERVICES

     AMERICABLE. The following is a summary of Americable's sales by principal product group for 1997:

                                                   As a Percent of Sales
                                                   ---------------------
          Networking Products . . . . . . . . . .             28%
          Cable Assemblies. . . . . . . . . . . .             38%
          Bulk Cable. . . . . . . . . . . . . . .             14%
          Other Connectivity Products . . . . . .             20%

     Americable maintains a wide variety of high-quality products in its inventory. Product inventory includes connectivity products such as bulk cable, connectors, patch panels, racks and other cable accessories. As a distributor, Americable generally inventories products from multiple manufacturers. Principal manufacturers of connectivity products include Berk-Tek, Inc., Amp Incorporated, General Cable Corp., The Siemon Company and Leviton Manufacturing, Inc.

     Americable also maintains an integrated, real-time, on-line computerized system for order entry, fulfillment and inventory control. This on-line computer system allows sales personnel to advise customers over the phone of product specifications, availability and order status. All orders are normally shipped within 24 hours of receipt and, when necessary, can be shipped on a "same-day" basis.

     Americable seeks to add value for its customers by providing superior customer service. All of Americable's sales representatives are trained to assist customers in product selection. The sales representatives are supported by technical personnel who have a broad range of expertise in various cabling and networking technologies.

     Americable, working to its customers' specifications, can manufacture custom designed products such as copper, fiber-optic, small computer system interface ("SCSI") and AS/400 cable assemblies and subassemblies. All Americable manufactured products are subject to strict quality control standards to insure that they are of the same high quality as other, vendor manufactured, distributed products.

     ENSTAR NETWORKING. The following is a summary of the Enstar Networking's revenues by principal business unit for 1997:

                                                  Percent of Revenues
                                                  -------------------
          Security Integration Group
            Products and Consulting . . . . . . .           5%

          Network Integration Services
            Products. . . . . . . . . . . . . . .          49%
            Services. . . . . . . . . . . . . . .           3%

          Structured Wiring Services
            Products. . . . . . . . . . . . . . .          29%
            Installation and Consulting . . . . .          14%

     Revenues from services and installation in 1997 represented 17% of Enstar Networking's total revenues, of which approximately 9% represents services performed by Enstar Networking personnel. The remaining portion of these services are rendered primarily through subcontractors engaged by Enstar Networking. Enstar Networking expects to continue utilizing the services of outside contractors in addition to its internal personnel in meeting its customers' needs. Enstar Networking believes there are opportunities to increase Enstar Networking's overall gross margins by increasing the volume of services that it currently offers to its customers and intends to focus on increasing its service revenues.

     In an effort to offer its customers a "One Company, One Call" solution, each of the above products and service groups is delivered through a single sales organization. Each unit works in concert with the others to leverage Enstar Networking's service offerings across its customer base. Set forth below is a description of each business unit's operations.

     SECURITY INTEGRATION GROUP

          Enstar Networking has been involved in the network security market since June 1996 when it became an authorized value-added reseller of Check Point Software Technologies, Ltd.'s ("Check Point") FireWall-1-TM. In April 1997, it expanded its network security operation through the creation of SIG which offers the following consulting services:

          ASSESSMENT SERVICES - This includes services to discover and map out a customer's existing network and security hardware configuration and provide suggestions for the development of network security plans. These services can also involve a Business Impact Analysis which involves an overall review of a customer's general information security and basic recommendations on how a customer can improve their overall information security practices.

          POLICY DEVELOPMENT SERVICES - These services include any consulting activities that assist a customer in the development, approval process, training and implementation of a corporate-wide information security policy. Enstar Networking will develop a customized implementation of policies and standards on areas such as data confidentiality, password management and control, equipment use and accountability, anti-virus, Internet or e-mail use policy, physical security and remote access.

          ACCESS SERVICES - These services involve the planning, installation and maintenance of products that assist customers with policy and security architecture enforcement including firewalls, encryption, identification, authorization, and content security. Enstar Networking is an authorized reseller of the Check Point Fire Wall-1, a security product offered by Check Point Software Technologies, Ltd., in addition to products offered by Internet Security Systems Inc. and Security Dynamics Technologies, Inc.

          AUDITING SERVICES - This includes scanning and other services that provide customers analysis of their network security and access control to their various operating systems.

          CONTINUITY SERVICES - This represents consulting services to assist customers in the development, approval, training, and implementation of a corporate-wide Disaster Recovery or Business Continuation Plan. A Business Continuation Plan is a document developed in coordination with clients to help assure the successful recovery of their critical business units in the event of a catastrophe or disruption of business.

          CUSTOMIZED TRAINING SERVICES - These services include any information security training or awareness related services rendered to a customer. Enstar Networking is an authorized training center in Dallas, Texas and Minneapolis, Minnesota for Check Point Certified System Administrator and Check Point Certified System Engineer training programs.

     NETWORK INTEGRATION SERVICES

          Enstar Networking offers the following customized networking services:

          NETWORK DISCOVERY AND ANALYSIS - Through the combination of its advanced engineering and project management teams, Enstar Networking assists its customers with network discovery programs including requirements design, detailed design, on-site hardware survey and mapping, network baseline audits and implementation planning. These services are designed to provide a customer with a broad overview of their current networking capabilities and prepare a "roadmap" to help them move to future technologies. These services are either offered as part of an overall project or arranged separately as a billable service.

          NETWORK IMPLEMENTATION - Enstar Networking supplies, implements and supports a select range of suppliers of electronics and software platforms from manufacturers such as Cisco Systems Inc., Bay Networks, Inc., Microsoft Corp. and Compaq Computer Corporation. Enstar Networking's line of network products include concentrators, hubs, switches and routers for both existing and emerging technologies such as Ethernet, Token Ring, FDDI, Fast Ethernet and ATM. Enstar Networking purchases a number of networking products through large distributors such as Tech Data Corporation, Gates/Arrow and Ingram Micro, Inc.

          In addition, Enstar Networking provides and installs network management systems that provide its customers with the capability of network troubleshooting, diagnostics, security, optimization and proactive network maintenance all from a single workstation. Enstar Networking also offers remote access products and services that allow the end-user to operate outside of the office while still being able to connect to their LAN.

          NETWORK MAINTENANCE - Enstar Networking provides a broad line of maintenance services including fixed fee network support, telephone support, guaranteed response times, next business day on-site response for problem resolution, "spare-in-the-air" hardware replacement and cabling system diagnosis and repair. Through its Technical Assistance Center (TAC), Enstar Networking can provide remote diagnostic capabilities as part of its maintenance services. The TAC is capable of receiving a customer call, remotely diagnosing the problem, searching for an application solution and, if necessary, dispatching a regional engineer to perform on-site troubleshooting.

          REMOTE NETWORK MANAGEMENT AND MONITORING - Beginning in 1998, Enstar Networking plans to introduce a line of services which will provide network monitoring capabilities to customers looking to outsource the management of its LAN/WAN. Through the TAC and staff of system engineers we can provide network monitoring, router configuration, network traffic analysis, and network administration.

          REMOTE SECURITY MANAGEMENT - This program is designed to provide customers with an outsourced firewall solution for their network. From hardware to software configuration, Enstar Networking provides its customers a solution to protect their corporate data via dial-up connections and the Internet, without the capital and personnel costs to maintain the firewall.

     STRUCTURED WIRING SERVICES

          Enstar Networking provides solutions to build network cabling infrastructure for voice and data communications. The speed and performance of a network is dependent upon the adequacy and bandwidth of its cable plant. The company has a staff of consultants, project managers, technicians and installers that provide project management, design and installation of standards based category 5 and fiber optic cabling systems. Enstar Networking will oversee the design and implementation of projects involving multiple LANs across a WAN, consisting of multi-vendor hardware products and several thousand nodes. These projects generally range in size from $10,000 to $250,000.

     TRANSITION. Transition's products encompass three major areas of conversion technology, which include (i) media conversion, (ii) rate conversion, and (iii) transport conversion. Transition plans to introduce its first transport conversion product in 1998. In addition, the company has a number of fiber and copper-based supporting LAN products.

     The following is a summary of sales by product group for 1997:

                                               PERCENT OF SALES
                                               ----------------
          Media Conversion. . . . . . . . . .          54%
          Rate Conversion . . . . . . . . . .           1%(new in 1997)
          Transport Conversion. . . . . . . .           0%(new in 1998)
          Supporting Products . . . . . . . .          45%

          Media Conversion allows the connection of disparate media types to achieve extended distances and speeds within LANs. Transition has the widest product line in the world encompassing new technologies such as Gigabit Ethernet and ATM, as well as 10MB Ethernet, 100MB Ethernet, and Token Ring.

          Rate Conversion allows for the connection of disparate speed types within a LAN. Transition has two versions of a 10MB Ethernet to 100MB Ethernet device that uses copper and fiber connections.

          Transport Conversation allows for the connection of disparate protocol types with a LAN. Transition has announced a FDDI to Fast Ethernet device for delivery expected in the second quarter of 1998.

          Supporting Products include both passive and active devices such as hubs, transceivers, and baluns that integrate with conversion technologies to enable network expansion. It also includes Transition's "Powerstar" line of active hubs which convert S3x or AS/400 daisy chain topology to an unshielded twisted pair star topology, thereby improving network reliability and flexibility.

     MARKETING AND CUSTOMERS

     AMERICABLE. Americable sells products to a number of installers, resellers, other distributors and system integrators. Customer relationships are developed both face-to-face and via the telephone.

     Americable currently employs 28 telemarketing and sales support representatives. The sales force is currently supplemented by 3 technical service and product managers. Americable sales representatives undergo regular training and attend company-sponsored classes in order to enhance their technical knowledge.

     Americable uses direct mailings, brochures and catalogs in marketing the products that it distributes. Americable's catalog, which generally is published every 18 to 24 months, is designed to provide its customers with not only product specifications, but additional technical information to assist them in connection with their system design. Americable's latest catalog was released in April 1996.

     During 1997 and 1996, no one customer accounted for more than 10% of Americable's sales. In addition, in 1997 and 1996, Americable derived approximately 68% and 76%, respectively, of its sales from its largest 100 customers.

     ENSTAR NETWORKING. Enstar Networking provides its products and services to customers in various industries including health care, financial services, legal, manufacturing and education. Customer relationships are generally developed by its outside sales representatives within a 100 mile radius of its regional service center and satellite locations. Marketing efforts are directed at Fortune 1000 and middle market corporations, and institutional users such as hospitals and universities and are generally focused on customers located in the states in which the company has offices. Through its primary regional service centers, Enstar Networking provides its customers a full array of services from each of its business units throughout all its locations.

     Enstar Networking currently has sales personnel in the following states:
Georgia, Illinois, Texas, Minnesota, North Dakota, Colorado and California. Enstar Networking adds and deletes locations on the basis of business opportunities.

     Enstar Networking currently employs 25 outside sales representatives in addition to 15 sales support representatives. The sales force is currently supplemented by 20 regional systems engineers and consultants, 35 technicians and installers, and 2 corporate service managers. Enstar Networking sales representatives undergo continuous training and attend company-sponsored classesin order to enhance their technical expertise and marketing techniques. Also, many of Enstar Networking sales and technical personnel attend vendor-sponsored training and education programs mandated by such vendors in order for the company to qualify as an authorized reseller of their products.

     During 1997 and 1996, Enstar Networking derived approximately 43% and 52%, respectively, of its sales from its largest 25 customers.

     TRANSITION. Transition distributes its products through a number of volume distributors and resellers throughout the United States and in over 50 countries worldwide. Distributors and resellers purchase Transition's products at standard discounts based on certain volume-based incentive programs.

     Transition's international sales have accounted for a substantial portion of its sales growth, coming primarily from the United Kingdom, South Africa, Australia, and Sweden. During 1997 and 1996, revenues from outside the United States accounted for approximately 35% of net sales.

     Transition's continued growth will be dependent, in part, upon its ability to expand its domestic and international distributor base with high quality resellers. A significant benefit for a distributor or reseller is that Transition does not sell directly to end-users. Transition's distributors and resellers carry other products that are complementary to and compete with those of Transition. These non-exclusive distributors and resellers may choose to give higher priority to products of other suppliers or competitors.

     Transition has several marketing programs to support the sale and distribution of its products. Its marketing programs are designed to generate sales leads for its distribution channels, as well as to enhance brand name recognition. Transition's marketing activities include frequent participation in industry trade shows, advertising in major trade publications, public relations campaigns, the distribution of sales literature and product specifications, and ongoing communications with its distributors. In addition, Transition offers comprehensive pre- and post-sales technical support, product training, and a strategic test partner program. Transition utilizes reseller incentive programs such as co-op funds to increase localized print advertising and name recognition.

     RESEARCH AND DEVELOPMENT

     TRANSITION. Transition performs all of its research and development activities at its headquarters in Eden Prairie, Minnesota. Transition believes that its future success depends on its ability to achieve market acceptance of new product offerings. The engineering staff has increased by 36% since the end of 1994 to accelerate development in this area. Although there can be no assurance that its development efforts will result in commercially successful products, Transition intends to continue to make substantial investments in the development of new and enhanced products. Research and development expenses were approximately $1.0 million (7% of net sales) in 1995, $1.5 million (9% of net sales) in 1996, and $1.4 million (8.1% of net sales) in 1997. For 1998, Transition has budgeted research and development expenses of approximately $1.7 million.

     MANUFACTURING

     AMERICABLE. Americable's manufacturing operations consist of the manufacture of custom or specialty cable assemblies including copper, fiber-optic, small computer system interface (SCSI) and AS/400 cable assemblies and subassemblies.

     TRANSITION. Transition's manufacturing operations consist primarily of the final assembly and quality control testing of materials, components and subassemblies. Transition uses third parties to perform printed circuit board assembly. Transition's products include certain components that are currently available from single or limited sources and may require long order lead times. Any reduction in supply or substantial change in costs of components could affect Transition's ability to deliver its products in a timely and cost-effective manner and may adversely impact Transition's operating results. Approximately 10% of all products are manufactured outside the United States in Ireland and Taiwan.

     COMPETITION

     AMERICABLE. Americable faces substantial competition from a large number of companies, some of which are larger, have greater financial resources, broader name recognition and, in many cases, lower product and operating costs than Americable. Significant competitors include Anixter International, Inc., Anicom, Inc., Kent Electronics Corporation, Graybar, Inc., and a number of smaller domestic companies, as well as product manufacturers outside the United States.

     ENSTAR NETWORKING. Enstar Networking faces substantial competition from a large number of companies, some of which are larger, have greater financial resources, broader name recognition and, in many cases, lower product and operating costs than Enstar Networking. Enstar Networking faces competition from large system integrators such as GE Capital Information Technology Services, CompuCom Corporation, Vanstar Corporation and a significant number of smaller regional network integrators.

     TRANSITION. The industry in which Transition operates is highly competitive, and Transition believes that such competition will continue to intensify. The industry is characterized by rapid technological change, short product life-cycles, frequent product introductions and evolving industry standards. Transition competes with a number of independent companies focused on designing and manufacturing products for the LAN market, including, among others, Allied Telesyn International, AMP Incorporated, and Digi International. Most of Transition's competitors are established companies with significantly greater financial resources, more extensive business experience, and greater market and service capabilities than Transition. There can be no assurance that Transition will be able to compete successfully.

     Transition's ability to compete successfully depends upon its ability to adapt to market changes on a timely basis. There are many networking products currently being offered in the market segments in which Transition competes. Transition believes that customers evaluate competing products on the basis of required product features for a particular installation, performance, price and ease of use. In addition, after installation, customers evaluate the suppliers' ability to provide readily accessible technical support, if required, and its reliability when deciding on future orders for additional equipment. Failure to obtain significant customer satisfaction or market share could have a material adverse effect on Transition.

     PROPERTIES

     AMERICABLE. Americable's principal distribution and manufacturing operations are located in Minneapolis, Minnesota (39,000 square feet). This facility includes office, warehouse and manufacturing space.

     ENSTAR NETWORKING. Enstar Networking has its primary regional service centers in Dallas, Texas (11,000 square feet) and Minneapolis, Minnesota (8,000 square feet). Enstar Networking also has branch operations in Fargo, North Dakota and Atlanta, Georgia in addition to satellite offices in Austin, Texas, Chicago, Illinois, San Jose, California, and Denver, Colorado.

     TRANSITION. Transition's headquarters, including its executive and corporate administration offices, manufacturing, sales and technical support are located in Eden Prairie, Minnesota, which consists of approximately 27,000 square feet of leased space. Of this space, approximately 1,900 square feet is occupied by ENStar's corporate offices.

     All of the Company's facilities are leased. ENStar believes that the leased facilities of its operating companies are adequate for their intended use.

     LEGAL PROCEEDINGS

     The Company is engaged in routine litigation incidental to its business, which management believes will not have a material adverse effect upon its business.

     REORGANIZATION TRANSACTIONS

     Pursuant to the Reorganization Transaction, NSU merged with Michael and the outstanding ENStar Common Stock was distributed to the shareholders of NSU in the Distribution. As a result of the Distribution, ENStar ceased to be a subsidiary of NSU and became a publicly owned company.

     In connection with the Reorganization Transactions, Michael paid in full all Michael Assumed Indebtedness within six months of consummation of the Reorganization Transactions. Michael also agreed to pay, perform and discharge all liabilities of NSU arising at any time prior to February 28, 1997 (the effective date of the Reorganization Transactions (the "Effective Date")), other than the following liabilities retained by NSU: (i) liabilities arising from the assertion of dissenters rights by NSU shareholders in connection with the Reorganization Transactions, and (ii) obligations under certain agreements entered into in connection with the Reorganization Transactions.

     In connection with the Reorganization Transactions, ENStar agreed to indemnify Michael and any subsidiaries of Michael against certain liabilities including: (i) all liabilities (other than the liabilities assumed by Michael) of NSU or any NSU subsidiary, arising out of: (a) the liabilities transferred to ENStar by NSU and (b) the transactions contemplated by the agreement governing the Distribution (the "Distribution Agreement"), including the Distribution and any taxes as a result of the Distribution; (ii) all liabilities arising from any claim made by any shareholder of ENStar or by any shareholder or former shareholder of NSU prior to the Effective Date relating to any act or omission of NSU on or prior to the Effective Date in connection with the Reorganization Transactions; (iii) all liabilities assumed by ENStar relating to the employee benefit plans of NSU; (iv) any breach of the Distribution Agreement by ENStar; and (v) damages, costs, and expenses including attorney's fees incurred in defending and settling claims for such liabilities.

     In connection with the Reorganization Transactions, Michael agreed to indemnify ENStar against: (i) all liabilities of NSU, Michael or any subsidiary of NSU or Michael arising out of transactions or events entered into or occurring after the Effective Date, or any action or inaction, including but not limited to, contracts, commitments and litigation, with respect to, entered into or based upon transactions or events occurring after the Effective Date with respect to NSU, Michael, any subsidiary of NSU after the Effective Date or any subsidiary of Michael, other than any liability arising out of liabilities transferred to ENStar by NSU; (ii) all liabilities assumed by Michael; (iii) all liabilities of Michael or any subsidiary of Michael; (iv) all liabilities arising from any claim made by any current or former Michael stockholder or shareholder of NSU after the Effective Date who was a Michael stockholder or NSU shareholder immediately prior to the Effective Date relating to any act or omission of Michael in connection with the Reorganization Transactions; (v) any breach of the Distribution Agreement by NSU; and (vi) damages, costs and expenses including attorney's fees incurred in defending and settling claims for such obligations, expenses or liabilities.

                                      MANAGEMENT

  EXECUTIVE OFFICERS AND DIRECTORS OF ENSTAR

  The directors and executive officers of ENStar are as follows:


               NAME                          AGE                     POSITION
          ------------------------------     ---       ---------------------------------------------------
          James H. Michael . . . . . . .      77       Chairman of the Board of Directors
          Miles E. Efron . . . . . . . .      71       Director
          Richard J. Braun . . . . . . .      53       Director
          Jeffrey J. Michael . . . . . .      41       Director, President and Chief Executive Officer
          Peter E. Flynn . . . . . . . .      38       Executive Vice President
          Thomas S. Wargolet . . . . . .      34       Chief Financial Officer and Secretary
          Ronald D. Newman . . . . . . .      33       President and Chief Operating Officer,
                                                       Enstar Networking
          C.S. Mondelli. . . . . . . . .      47       President and Chief Executive Officer,
                                                       Transition

     Mr. James H. Michael has served as Chairman of the Board of ENStar since March 1996. Mr. Michael served on the Board of Directors of North Star Universal, Inc. ("NSU"), of which ENStar was a wholly owned subsidiary prior to February 1997, and was the Chairman of the Board of NSU prior to July 1991. Also prior to March 1996, Mr. Michael was Chairman of the Board of Michael Foods, Inc. ("Michael"), into which NSU was merged in February 1997. Mr. Michael is the father of Jeffrey J. Michael, ENStar's President and Chief Executive Officer.


     Mr. Miles E. Efron has served on the Board of Directors of ENStar since March 1996. From July 1991 until February 1997, Mr. Efron served as Chairman of the Board of Directors of NSU. Mr. Efron also is a director of Michael and Medtox Laboratories.



     Mr. Richard J. Braun has served as a director of ENStar since March 1996. Mr. Braun served on the Board of Directors of NSU from 1994 to 1996. Since July 1996 he also has served as Chief Executive Officer and a Director of Medtox Scientific, Inc., a company that provides laboratory and diagnostic testing services. From 1994 to 1996, Mr. Braun acted as a private investor and provided management consulting services to the health care and technology industries. From 1992 to 1994, Mr. Braun served as Chief Operating Officer and a Director of Employee Benefit Plans, Inc. (NYSE:EBP).



     Mr. Jeffrey J. Michael has served as the President and Chief Executive Officer of the Company since March 1996. Mr. Michael was an initial director and officer (serving as President and Secretary) of ENStar at the time it was organized by NSU in December 1995. Mr. Michael served as President and Chief Executive Officer of NSU from December 1990 until February 1997. Mr. Michael is the son of James H. Michael. Mr. Michael also is a director of Michael and CorVel Corporation ("CorVel").


     Mr. Peter E. Flynn has served as Executive Vice President of the Company since March 1996. In addition, Mr. Flynn has served as President of Americable since June 1997. Prior to such time, Mr. Flynn served as Executive Vice President, Chief Financial Officer and Secretary of NSU. Mr. Flynn also served as President and Chief Operating Officer of Transition from December 1992 until July 1996. Prior to joining NSU in 1989, Mr. Flynn was an Audit Manager with Arthur Andersen & Co. Mr. Flynn also serves as a director of CorVel.

     Mr. Thomas S. Wargolet has served as Chief Financial Officer and Secretary of the Company since March 1996. Prior to such time, Mr. Wargolet served as Controller of NSU since September 1989. Mr. Wargolet was also the Director of Finance of Americable from September 1991 until January 1995 and Vice President of Finance and Operations from January 1995 to September 1997. Since September 1997, Mr. Wargolet has been the Vice President of Finance and Operations of Enstar Networking. Prior to joining NSU in 1989, Mr. Wargolet was an Audit Senior with Arthur Andersen & Co.

     Mr. Ronald D. Newman has served as President of Enstar Networking since September 1997 and Chief Operating Officer since March 1997. Mr. Newman was the Regional Manager - Southwest Operations from March 1993 to February 1997 and prior to that served in various sales capacities for Americable.

     Mr. C.S. (Sal) Mondelli joined Transition in February 1995 as Vice President of Sales and Marketing, prior to becoming President and Chief Executive Officer of Transition in May 1996. Prior to joining Transition Mr. Mondelli was an Executive Vice President with Prodea Software Corporation and served in a variety of marketing and management positions with IBM Corporation.

     Officers of the Company are elected annually by the Board of Directors. The current officers of the Company are expected to be re-elected to serve in the same positions for the coming year.

     COMPENSATION OF DIRECTORS OF ENSTAR

     In 1997, the Company's non-employee directors received an annual retainer of $8,000 for serving as members of the Company's Board of Directors. Directors incurring travel expenses to attend meetings are reimbursed in full. Members of committees receive an additional $300 for each committee meeting they attend.


     Under the Stock Incentive Plan, each non-employee director of ENStar, upon his or her initial election as a director, is granted an option to purchase 4,000 shares of Common Stock. Starting with the 1997 Annual Meeting, each non-employee director of ENStar is also granted an option to purchase 1,000 shares of Common Stock on the date of the annual meeting of shareholders each year if the director will remain in office immediately following such meeting. The exercise price of each option is equal to 100 percent of the fair market value per share on the date of grant. Such options are non-qualified stock options, become exercisable six months after the date of grant and terminate on the fifth anniversary of the date of grant or earlier, under certain circumstances.


     In 1997, each of Messrs. James H. Michael, Efron and Braun were granted an option to purchase 10,000 shares of Common Stock. The exercise price of such options is $7.375 per share. The grants are contingent upon shareholder approval of a proposed amendment to the Enstar 1996 stock incentive plan
(the "Stock Incentive plan)" to be voted on at the June 18, 1998 Annual
Meeting of the Company.


     COMMITTEES OF THE BOARD OF ENSTAR

     AUDIT COMMITTEE. The Audit Committee, consisting of Mr. Efron and Mr. Braun, did not meet in 1997. The Audit Committee will review and make recommendations and reports to the Board with respect to (I) the independent auditors, (ii) the quality and effectiveness of internal controls, (iii) engagement or discharge of the independent auditors, (iv) professional services provided by the independent auditors, and (v) the review and approval of major changes in the Company's accounting principals and practices.


     COMPENSATION COMMITTEE. The Compensation Committee, consisting of Mr. Efron and Mr. Braun met once in 1997. The Compensation Committee considers and recommends to the Board salaries, bonuses and other remuneration for the Company's executive officers. This committee also administers the Stock Incentive Plan.

                                EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the President and Chief Executive Officer and the four other most highly compensated executive officers (the "Named Executive Officers") as of the year ended December 31, 1997. Information is also provided for the year ended December 31, 1996, the first year in which the Company operated.

                              SUMMARY COMPENSATION TABLE

                                                              ANNUAL COMPENSATION*           LONG-TERM
                                                         --------------------------------  COMPENSATION
                                                             SALARY            BONUS           STOCK           ALL OTHER
     NAME AND PRINCIPAL POSITION                YEAR           ($)              ($)        OPTIONS (#)(1)     COMPENSATION
     ---------------------------              ---------  ----------------  --------------  --------------  -----------------
Jeffrey J. Michael . . . . . . . . . . . .     1997       $      187,654   $          0      125,000(2)     $      7,146(3)
  President and Chief Executive Officer        1996(4)                --             --       28,500                  --

Peter E. Flynn . . . . . . . . . . . . . .     1997              157,939              0       90,000               6,889(5)
  Executive Vice President                     1996(6)                --             --       23,500                  --

C.S. Mondelli. . . . . . . . . . . . . . .     1997              138,058         16,250            0               4,087(7)
  President and Chief Executive Officer        1996              120,000         24,000       70,000(8)            2,769
  of Transition

Ronald D. Newman . . . . . . . . . . . . .     1997              124,500         13,347       20,000(9)            1,718(7)
  President of Enstar Networking               1996               85,000         10,150       25,000(9)              476

Thomas S. Wargolet . . . . . . . . . . . .     1997               90,000              0            0               4,404(7)
  Chief Financial Officer and Secretary        1996               87,231         26,100       49,250(10)           2,890

---------------------

* No years prior to fiscal 1996 are reported as the Company was a wholly owned subsidiary of NSU, a corporation subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

(1) None of the Named Executive Officers held or received any awards of restricted shares.

(2) 17,100 of such options are contingent grants subject to approval of an amendment to the Stock Incentive Plan by shareholders of the Company.

(3) Consists of $4,750 contributed to the Company's 401(k) plan for the benefit of Mr. Michael and $2,396 of which represents life and disability insurance premiums paid by ENStar for the benefit of Mr. Michael.

(4) During 1996, Mr. Michael did not receive any cash compensation from the Company. Mr. Michael did receive an annual salary of $235,000 from NSU, and $7,196 in other compensation, $4,750 of which represents amounts contributed by NSU for the benefit of Mr. Michael pursuant to NSU's 401(k) plan, and $2,446 of which represents life and disability insurance premiums paid by NSU for the benefit of Mr. Michael.

(5) Consists of $4,750 contributed to the Company's 401(k) plan for the benefit of Mr. Flynn and $2,139 of which represents life and disability insurance premiums paid by ENStar for the benefit of Mr. Flynn.

(6) During 1996, Mr. Flynn did not receive any cash compensation from the Company. Mr. Flynn did receive an annual salary of $161,330 and a bonus of $100,000 from NSU, and $6,889 in other compensation, $4,750 of which represents amounts contributed by NSU for the benefit of Mr. Flynn pursuant to NSU's 401(k) plan, and $2,139 of which represents life and disability insurance premiums paid by NSU for the benefit of Mr. Flynn.

(7) Amount contributed to the Company's 401(k) plan for the benefit of employee.

(8)   Represents options to purchase shares of Transition common stock.

(9) Represents options to purchase shares of Americable common stock, which in 1998 were replaced by options to purchase shares of Enstar Networking common stock.

(10) Includes options to purchase 35,000 shares of Americable common stock, which in 1998 were replaced by options to purchase shares of Enstar Networking common stock.

                                    STOCK OPTIONS

OPTION GRANTS DURING 1997

      The following table sets forth individual grants of stock options made to the Named Executive Officers during the year ended December 31, 1997:

                                NUMBER OF        PERCENT OF                                  POTENTIAL REALIZABLE
                                SECURITIES     TOTAL OPTIONS  EXERCISE                         VALUE AT ASSUMED
                                UNDERLYING      GRANTED TO    PRICE OR                       ANNUAL RATES OR STOCK
                                  OPTIONS        EMPLOYEES      BASE                          PRICE APPRECIATION
                                  GRANTED        IN FISCAL    PRICE/SH.    EXPIRATION         FOR OPTION TERM(2)
NAME                              (#)(1)          YEAR(%)        ($)          DATE           5%($)         10%($)
----                        -----------------  ------------  ----------   ------------   ------------  -------------
Jeffrey J. Michael . . .         125,000(3)        46.3%(4)   $  7.375     12/29/2007     $  579,762    $ 1,469,231
Peter E. Flynn . . . . .          90,000           33.3(4)       7.375     12/29/2007        417,429      1,057,847
C.S. Mondelli. . . . . .             --              --             --             --             --             --
Ronald D. Newman . . . .          20,000(5)        44.4(6)       1.150       4/1/2006         14,465         36,656
Thomas S. Wargolet . . .             --              --             --             --             --             --

------------------------

(1) Each option represents the right to purchase one share of common stock. The options shown in this table are all non-qualified stock options. The options to purchase shares of Common Stock of ENStar granted to Messrs. Michael and Flynn become exercisable with respect to 25% of such shares each year over a period of four years from the date of grant and have a term of ten years. To the extent not already exercisable, the options generally become exercisable in the event of a merger in which ENStar or Americable, as the case may be, is not the surviving corporation, a transfer of all the stock of ENStar or Americable, as applicable, a sale of substantially all the assets, or a dissolution or liquidation, of ENStar or Americable, as applicable.

(2) The compounding assumes a ten year exercise period for all option grants. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent ENStar's estimate or projection of future common stock prices. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock of ENStar, Americable and Transition, as applicable, and overall stock market conditions. The amounts represented in the table may not necessarily be achieved.

(3) 17,100 of such options are contingent grants subject to approval of an amendment to the Stock Incentive Plan by shareholders of the Company.

(4)   Percentage of options to purchase ENStar Common Stock granted in 1997.

(5) Represents the right to purchase shares of common stock of Americable. The options granted to Mr. Newman are options to purchase shares of Americable and are exercisable with respect to 20% of such shares on the date of grant and on each anniversary of the date of grant during the four year period thereafter, and have a term of ten years. In January 1998, Mr. Newman's options to purchase Americable common stock were canceled and replaced with options to purchase Enstar Networking common stock.

(6) Percentage of options to purchase Americable common stock granted in 1997.

            AGGREGATED OPTION EXERCISES IN 1997 AND YEAR END OPTION VALUES

     The following table provides information concerning stock option exercises and the value of unexercised options at December 31, 1997 for the Named Executive Officers:


                                                                   NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                     SHARES                       UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                                    ACQUIRED       VALUE          OPTIONS AT YEAR END(#)            AT YEAR END($)
                                  ON EXERCISE    REALIZED      ----------------------------  ----------------------------
NAME                                  (#)           ($)         EXERCISABLE  UNEXERCISABLE    EXERCISABLE  UNEXERCISABLE
----                              -----------    --------      ------------  --------------  ------------  --------------
Jeffrey J. Michael . . . . . .        0          $     0           7,125        146,375        $      0     $   46,875
Peter E. Flynn . . . . . . . .        0                0           5,875        107,625               0         33,750
C.S. Mondelli. . . . . . . . .        0                0          28,000(1)      42,000(1)            0              0
Ronald D. Newman . . . . . . .        0                0          14,000(2)      31,000(2)            0              0
Thomas S. Wargolet . . . . . .        0                0           3,562         10,688               0              0
                                      0                0          14,000(2)      21,000(2)            0              0

----------------
(1)   Represents the right to purchase shares of common stock of Transition.

(2) Represents the right to purchase shares of common stock of Americable. In January 1998, such options were canceled and replaced with options to purchase common stock of Enstar Networking.

      Americable, Transition and Enstar Networking maintain separate stock option plans. The exercise price of the options granted pursuant to the plans of the operating subsidiaries are determined by the Board of Directors of the respective operating subsidiaries, based on the then current fair value of the common stock. Pursuant to the terms of the applicable option agreements under the plans, the shares of common stock that may be purchased pursuant to the options are subject to restrictions on transfer and certain repurchase rights by each of the respective issuers and by ENStar, based on a valuation formula. The option agreements also include certain covenants with respect to nondisclosure of confidential information and non-competition.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

      Mr. Wargolet is a party to an employment contract with Enstar Networking which provides that Mr. Wargolet is entitled to receive his base salary for six months subsequent to the termination of his employment by Enstar Networking without cause.

RELATED PARTY TRANSACTION

      On April 2, 1996, Mr. Efron, a director of the Company, and NSU entered into a promissory note for $169,200, plus interest at the "reference rate" of interest announced from time to time by First Bank National Association, Minneapolis,

Minnesota, to be repaid in four equal annual installments. Mr. Efron used such funds to exercise stock options to purchase shares of common stock of NSU, as permitted under the terms of the applicable NSU stock option plan. Mr. Efron's note to NSU was assigned to the Company in connection with the spin-off of ENStar by NSU. The largest amount outstanding under the note was $183,915.76 on April 22, 1997, the date Mr. Efron repaid the promissory note in full.

                       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                                OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning beneficial ownership of the Common Stock of the Company as of April 17, 1998 with respect to (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director of the Company, (iii) each Named Executive Officer, and (iv) all directors and executive officers as a group.

                                                              AMOUNT AND
                                                              NATURE OF        PERCENT
                                                              BENEFICIAL          OF
NAME AND ADDRESS OF BENEFICIAL OWNER                         OWNERSHIP(1)       CLASS
------------------------------------                         ------------      -------
James H. Michael . . . . . . . . . . . . . . . . . . .      1,030,965 (2)       31.5%
Jeffrey J. Michael . . . . . . . . . . . . . . . . . .        885,698 (3)       27.0%
Miles E. Efron . . . . . . . . . . . . . . . . . . . .        148,000 (4)        4.5%
Peter E. Flynn . . . . . . . . . . . . . . . . . . . .         11,750 (5)           *
Thomas S. Wargolet . . . . . . . . . . . . . . . . . .          7,925 (6)           *
Richard J. Braun . . . . . . . . . . . . . . . . . . .          4,000 (7)           *
C.S. Mondelli. . . . . . . . . . . . . . . . . . . . .              0               *
Ronald D. Newman . . . . . . . . . . . . . . . . . . .              0               *
Heartland Advisors, Inc. . . . . . . . . . . . . . . .        206,833 (8)        6.3%
  790 North Milwaukee Street
  Milwaukee, Wisconsin 53202
All officers and directors as a group (7 persons). . .      2,088,338 (9)       63.1%

------------------
*  Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC"), and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable within 60 days of the date hereof ("Currently Exercisable Options") are deemed outstanding for computing the percentage beneficially owned by the person holding such options, but are not deemed outstanding for computing the percentage beneficially owned by any other person.

(2) Includes 962,164 shares of Common Stock held by 4J2R1C Limited Partnership, as to which Mr. James H. Michael, as managing general partner, exercises sole voting and dispositive power. Mr. James H. Michael has disclaimed any beneficial ownership of the shares beneficially owned by Mr. Jeffrey J. Michael. Also includes 4,000 shares of Common Stock issuable pursuant to Currently Exercisable Options.

(3) Includes 865,666 shares of Common Stock held by 3J2R Limited Partnership, as to which Mr. Jeffrey J. Michael, as general partner, exercises sole voting and dispositive power. Mr. Jeffrey J. Michael has disclaimed any beneficial ownership of the shares beneficially owned by Mr. James H. Michael. Includes 14,250 shares of Common Stock issuable pursuant to Currently Exercisable Options.

(4) Includes 4,000 shares of Common Stock issuable pursuant to Currently Exercisable Options.

(5) Consists of 11,750 shares of Common Stock issuable pursuant to Currently Exercisable Options.

(6) Includes 7,125 shares of Common Stock issuable pursuant to Currently Exercisable Options.

(7) Consists of 4,000 shares of Common Stock issuable pursuant to Currently Exercisable Options.

(8) Based on information in a Schedule 13G Report showing information as of January 27, 1998, and indicating that Heartland Advisors, Inc. has sole voting and sole dispositive power over all such shares.

(9) Shares shown as beneficially owned include 45,125 shares not outstanding, but which may be acquired pursuant to Currently Exercisable Options.

                              DESCRIPTION OF DEBENTURES

GENERAL

     The Debentures will be issued under an Indenture, as supplemented (the "Indenture"), between the Company and National City Bank of Minneapolis, as Trustee (the "Trustee"). The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, and a copy is available for inspection at the principal executive offices of the Trustee. The following discussion summarizes certain provisions of the Indenture and is subject to, and is qualified in its entirety by reference to all of the provisions of the Indenture, including the definitions therein of certain terms. Whenever particular provisions of or terms defined in the Indenture are referred to in this Prospectus, such provisions or defined terms are incorporated herein by reference. Section and article references appearing below are to the Indenture.

     The Debentures are unsecured obligations of the Company and will rank on a parity with other outstanding unsecured obligations of the Company with the exception of Senior Indebtedness. See "-- Provisions Relating to Debentures -- Subordination." There is no sinking fund or similar provision for payment of the Debentures at maturity. Maturing Debentures will be paid from general funds of the Company or from the sale of new Debentures.

     The interest rates payable on sold Debentures will be subject to change by the Company from time to time based on market conditions and the Company's financial requirements, but no such change will affect the interest rate on any Debentures purchased prior to the effective date of such change. (Section 2.02(b)). The interest rate applicable to the Debentures will be the rate set forth in this Prospectus or in a post-effective amendment to this Prospectus, if any, in effect as of the date of the issuance of such Debenture. (Section 2.02(b)). The Debentures will mature on the first day of the month immediately following the second, fifth and tenth anniversary of their respective dates of issue, unless previously redeemed at the option of the Company. Interest payable on the Debentures will be calculated based on a 365 day year.

     The Debentures will be issued only in registered form, without coupons, in any amount of $1,000 or more. (Section 2.02(c)).

PROVISIONS RELATING TO DEBENTURES

     SUBORDINATION. Payment of principal and interest on the Debentures is subordinated and subject to the prior payment in full of all Senior Indebtedness. (Section 10.01). Upon (i) the maturity of such Senior Indebtedness, including by lapse of time, acceleration or otherwise, (ii) the happening of an event of default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or (iii) any distribution of the assets of the Company upon the dissolution, winding up, liquidation or reorganization of the Company, the holders of such Senior Indebtedness will be entitled to receive payment in full before the holders of the Debentures are entitled to receive any payment. (Article 10).

     Under the Indenture, "Senior Indebtedness" means all Indebtedness (other than the Debentures), whether outstanding on the date of execution of the Indenture or thereafter created, incurred, assumed, or guaranteed by the Company (and all renewals, extensions or refunding thereof), unless the instrument under which such Indebtedness is created, incurred, assumed or guaranteed expressly provides that such Indebtedness is not senior or superior in right of payment to the Debentures. Senior Indebtedness under the Indenture also includes all NSU Assumed Indebtedness. (Section 10.02). "Indebtedness" means any indebtedness, contingent or otherwise, in respect of borrowed money, or evidence by bonds, notes, debentures or similar instruments or letters of credit, or representing the balance deferred and unpaid of the purchase price of any property or interest therein, except any such balance that constitutes a trade payable. (Section 10.02).

The Indenture does not limit the amount of additional indebtedness, including Senior Indebtedness, which the Company or any subsidiary can create, incur, assume or guarantee. As a result of these subordination provisions, holders of the Debentures may recover less ratably than holders of Senior Indebtedness of the Company, in the event of insolvency. As of April 17, 1998, the Company had no outstanding Senior Indebtedness. In addition, as of April 17, 1998, the Company had approximately $17.7 million of outstanding subordinated debentures.

     The Debentures to be sold pursuant to this offering rank in parity with each other. The Company may sell, and is permitted pursuant to the Indenture to sell, additional subordinated debentures ranking in parity with the Debentures being offered hereby.

     INTEREST. Interest on each Debenture will accrue from the date of issuance and will be payable, at the election of the initial purchaser, quarterly, at maturity, or if the Debenture is in a denomination of $5,000 or more, monthly. If interest is paid at maturity only, it will be compounded quarterly.

     The election by the purchaser at the time of the purchase for payment of interest at maturity may be changed only once to provide for the payment either quarterly or monthly. Accrued and unpaid interest as of the effective date of the change will be added to the principal amount of the Debenture and simple interest will be paid thereafter on the new principal amount. To change the payment option a holder of a Debenture must: (a) furnish the Company with a written notice of such election; (b) forward the actual certificate evidencing the Debenture to the Company for notation of current value and change in interest payment; and (c) provide such additional documentation and other materials as the Company deems necessary.

     INTEREST ACCRUAL DATE. Interest on the Debentures accrues from the date of issuance, which is deemed to be the date the Company receives a properly executed Subscription Agreement and appropriate funds, provided such are received prior to 3:00 p.m. on a business day. Otherwise, if the Company receives such funds on a nonbusiness day or after 3:00 p.m. on a business day, then the date of issuance will be deemed to be the next business day. For this purpose, the Company's business days will be deemed to be Monday through Friday, except for Minnesota legal holidays. (Sections 1.01 and 2.02(b)).

     TAXES. The following discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable regulations thereunder, judicial authority and current administrative ruling, all of which may be retroactively subject to change. Each prospective purchaser of Debentures is advised to consult his or her own tax advisor. Interest on the Debentures is taxable as it accrues, including interest on Debentures which is payable only at maturity. As a consequence, a holder of a Debenture who elects payment of interest at maturity is required to recognize the interest income on such Debenture as it accrues although payment of such interest is deferred until maturity. Under the Code, the Company is required to report the interest earned on Debentures with respect to each holder to the Internal Revenue Service. No portion of interest will be withheld for holders providing the Company with a taxpayer identification number on Forms W-8 or W-9, except on accounts held by foreign business entities. With respect to those investors who do not provide the Company with a taxpayer identification number on Forms W-8 or W-9, the Company will withhold 31% of any interest paid. It is the Company's policy that no sale will be made to anyone refusing to provide a taxpayer identification number on Forms W-8 or W-9.

     ADDITIONAL INTEREST. In addition to the interest rates payable as set forth above, the Company may make such additional payments of interest, premiums or other benefits on such of the Debentures, in such amounts, in such form, on such terms and at such times as shall be determined from time to time by the Company ("Additional Interest"). (Section 2.02(b)). Such Additional Interest payments may be modified or discontinued at any time. (Section 2.02(b)). For example, such Additional Interest payments may be limited to new investors, or to current investors increasing or renewing their investments in the Company's Debentures. Also, such Additional Interest payments may be limited to current or new investors residing in a particular geographic area.

     REDEMPTION AT THE OPTION OF THE COMPANY. The Company may, at its option, redeem any or all of the Debentures on at least 30 days notice to each holder of Debentures to be redeemed at his or her registered address at a price of 100% of the principal amount of the Debentures, plus accrued interest on a daily basis to the redemption date. (Section 3.04). The Company may select Debentures for redemption by interest rate or maturity. (Section 3.03). In the event of redemption of less than all of a series or class of Debentures selected for redemption by the Company, the Debentures will be chosen for redemption by the Trustee as provided in the Indenture, generally pro rata or by lot. (Section 3.03). On and after the redemption date, interest ceases to accrue on Debentures or portions of them called for redemption. (Article 3).

     REDEMPTION BY THE HOLDER UPON DEATH; OFFERS BY THE COMPANY TO REPURCHASE DEBENTURES. A maximum principal amount of $25,000 in one or more Debentures may be redeemed at the election of the estate of the original owner (if such person was still the holder) following such person's death, as established to the satisfaction of the Company. (Section 3.08(a)). The redemption price, in the event of such a death, will be the principal amount of the Debenture, plus interest accrued and not previously paid, to the date of redemption. (Section 3.08(a)). If two or more persons are joint record owners of a Debenture, the election to redeem will not apply until all record owners are deceased, except that, if the joint owners are husband and wife, the election may be made after the death of either spouse. (Section 3.08(d)). Except as described above, Debenture holders have no right to require redemption of amounts under the Debenture. Any offer to repurchase Debentures made by the Company at the holders' option will be made in compliance with any applicable tender offer rules under the Securities Exchange Act of 1934, as amended, including Rule 14e-1 thereunder. (Article 3).

     MODIFICATION OF INDENTURE. The Indenture may be modified by the Company and the Trustee at any time or times with the consent of the holders of not less than a majority in principal amount of the Debentures that are then outstanding, but no modification of the Indenture may be made which will affect the terms of payment of, the principal of, or any interest on any Debenture, without the consent of the holder thereof, or reduce the percentage of Debenture holders whose consent to modification is required. (Section 9.02). Without action by the Debenture holders, the Company and the Trustee may amend the Indenture or enter into supplemental indentures allowing for uncertificated Debentures, clarifying any ambiguity or correcting any defect or inconsistency in the Indenture, making any change to the Indenture that does not adversely affect the legal rights of the Debenture holders, or increasing the aggregate principal amount of Debentures to be issued under the Indenture. (Article 9).

     PLACE, METHOD AND TIME OF PAYMENT. Principal and interest on the Debentures will be payable at the principal executive office of the Company, as it may be established from time to time, or at such other place as the Company may designate for that purpose; provided, however, that payments may be made at the option of the Company by check or draft mailed to the person entitled thereto at his or her address appearing in the register which the Company maintains for that purpose. (Section 2.06). Any payment of principal or interest which shall be due on a non-business day will be payable by the Company on the next business day immediately following such non-business day. (Section 11.07).

     EVENTS OF DEFAULT. An Event of Default is defined in the Indenture as being a default in payment of principal on the Debentures which has not been cured; a default for 30 days in payment of any installment of interest on the Debentures; acceleration of maturity of any Senior Indebtedness in an amount exceeding $500,000 under the terms of the instrument under which such Senior Indebtedness is or may be outstanding, if such acceleration is not annulled within 30 days after written notice; or certain events of bankruptcy, insolvency or reorganization or default in the performance or breach of any covenant or warranty of the Company in the Indenture and continuance of such default in performance or breach for a period of 60 days after notice of such default has been received by the Company from the Trustee or from the holders of at least 25% in principal amount of the outstanding Debentures. (Section 6.01). The Company is required to file annually with the Trustee an Officer's Certificate as to the absence of certain defaults under the terms of the Indenture. (Section 4.03). The Indenture provides that the holders of a majority of the aggregate principal amount of the Debentures at the time outstanding may, on behalf of all holders, waive any past default or Event of Default except in payment of principal or interest on the Debentures. (Section 6.04).

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Debenture holders, unless such Debenture holders shall have offered to the Trustee reasonable indemnity. (Section 6.06(3)). Subject to such provisions for the indemnification of the Trustee, the holders of a majority in principal amount of the Debentures at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred on the Trustee. (Section 6.05). The Indenture contains certain limitations on the right of an individual Debenture holder to institute legal proceedings in the event of the Company's default. (Section 6.06).

     SATISFACTION AND DISCHARGE OF INDENTURE. The Indenture may be discharged upon the payment of all Debentures outstanding thereunder or upon deposit in trust of funds sufficient therefor, plus compliance with certain formal procedures. (Article 8).

     REPORTS. The Company plans to publish annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. Copies of such reports will be sent to any Debenture holder upon written request.

     SERVICE CHARGES. The Company reserves the right to assess service charges for issuing Debentures to replace lost or stolen Debentures, changing the registration of a Debenture when such change is occasioned by a change in name of the holder, issuing a replacement interest payment check, or a transferring (whether by operation of law or otherwise) of the Debenture by the holder to another holder. (Sections 2.05, 2.07 and 2.08).

     Any holder who requests the replacement of any interest payment check 10 days or less from issue date accepts any bank charges, including stop payment order charges. The charges amount will be subtracted from the replacement interest payment check.

     TRANSFER AND EXCHANGE. A holder may transfer or exchange Debentures in accordance with the Indenture. The Company, as the registrar under the Indenture, may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Debentures selected for redemption. (Section 2.07). Also, the Company is not required to transfer or exchange any Debenture for a period of fifteen business days before the maturity of such Debentures. (Section 2.07).

     CONCERNING THE TRUSTEE. The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property with respect to any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined) and if any of the Indenture securities are in default it must eliminate such conflict or resign.

     The holders of a majority in principal amount of the then outstanding Debentures issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee with respect to the Debentures. (Section 6.05). The Indenture provides that in case an Event of Default shall occur, and is not cured, the

Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. (Section 7.01(a)). Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Debentures issued thereunder, unless they shall have offered to the Trustee security and indemnity satisfactory to it. (Section 7.01(e)).

                                VALIDITY OF DEBENTURES

     Certain matters with respect to the validity of the Debentures offered hereby will be passed upon for the Company by Dorsey & Whitney LLP, Minneapolis, Minnesota.

                                       EXPERTS

     The consolidated financial statements of ENStar Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 have been audited by Grant Thornton LLP, independent auditors, as set forth in their reports included herein, and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.


     The consolidated financial statements and schedule of CorVel Corporation as of March 31, 1997, and 1996 and for each of the three years in the period ended March 31, 1997 have been audited by Ernst & Young LLP and are included in reliance on their report included elsewhere herein given on their authority as experts in auditing and accounting.

                                     ENSTAR INC.

                      INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

FINANCIAL STATEMENTS OF ENSTAR                                            PAGE
------------------------------                                            ------
Consolidated Statements of Operations for the three years ended
  December 31, 1997, 1996 and 1995 ....................................     F-2

Consolidated Balance Sheets as of December 31, 1997 and 1996 ..........     F-3

Consolidated Statements of Shareholders' Equity for the three years
  ended December  31, 1997, 1996 and 1995 .............................     F-4

Consolidated Statements of Cash Flows for the three years ended
  December 31, 1997,  1996 and 1995 ...................................     F-5

Notes to Consolidated Financial Statements ............................     F-6

Report of Independent Certified Public Accountants ....................    F-14

Schedule II -- Valuation and Qualifying Accounts ......................    F-15


FINANCIAL STATEMENTS OF CORVEL
------------------------------

Report of Independent Auditors ........................................     S-1

Consolidated Statements of Income for the three years ended
  March 31, 1995, 1996 and 1997 .......................................     S-2

Consolidated Balance Sheets as of March 31, 1996 and 1997 .............     S-3

Consolidated Statements of Stockholders' Equity for the three years
  ended March 31, 1995, 1996 and 1997 .................................     S-4

Consolidated Statements of Cash Flows for the three years ended
  March 31, 1995, 1996 and 1997 .......................................     S-5

Notes to Consolidated Financial Statements ............................     S-6

Schedule II -- Valuation and Qualifying Accounts ......................    S-12

Condensed Consolidated Statements of Income for the nine months
  ended December 31, 1996 and 1997 ....................................    S-13

Condensed Consolidated Balance Sheets as of March 31, 1997 and as of
  December 31, 1997 ...................................................    S-14

Condensed Consolidated Statements of Cash Flows for the nine months
  ended December 31, 1996 and 1997 ...................................     S-15

Notes to Condensed Consolidated Financial Statements ..................    S-16

                                     ENSTAR INC.
                        CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                YEARS ENDED DECEMBER 31,
                                                                       ----------------------------------------
                                                                          1997           1996           1995
                                                                       ----------     ----------     ----------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $ 54,352       $ 64,123       $ 54,891
Operating and product costs. . . . . . . . . . . . . . . . . . .          39,122         47,286         39,525
                                                                        --------       --------       --------
Gross profit . . . . . . . . . . . . . . . . . . . . . . . . . .          15,230         16,837         15,366
Selling, general and administrative expenses . . . . . . . . . .          20,209         16,890         14,333
                                                                        --------       --------       --------
Operating income (loss). . . . . . . . . . . . . . . . . . . . .          (4,979)           (53)         1,033
Interest expense, net. . . . . . . . . . . . . . . . . . . . . .            (809)          (204)          (247)
                                                                        --------       --------       --------
Income (loss) before taxes and equity in earnings of
  unconsolidated subsidiary. . . . . . . . . . . . . . . . . . .          (5,788)          (257)           786
Income tax provision (benefit) . . . . . . . . . . . . . . . . .          (2,178)           (25)           405
                                                                        --------       --------       --------
Income (loss) before equity in earnings of unconsolidated
  subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . .          (3,610)          (232)           381
Equity in earnings of unconsolidated subsidiary. . . . . . . . .           1,349          1,304          1,191
                                                                        --------       --------       --------
Net income (loss). . . . . . . . . . . . . . . . . . . . . . . .        $ (2,261)      $  1,072       $  1,572
                                                                        --------       --------       --------
                                                                        --------       --------       --------

Basic and diluted net income (loss) per share. . . . . . . . . .        $  (0.69)      $   0.32       $   0.49
                                                                        --------       --------       --------
                                                                        --------       --------       --------

Weighted average shares outstanding. . . . . . . . . . . . . . .           3,289          3,309          3,217
                                                                        --------       --------       --------
                                                                        --------       --------       --------

   The accompanying notes are an integral part of these consolidated statements.

                                     ENSTAR INC.
                             CONSOLIDATED BALANCE SHEETS

                                                                                        DECEMBER 31,
                                                                                  ------------------------
                                                                                    1997            1996
                                                                                  ---------      ---------
                                                                                       (IN THOUSANDS)
ASSETS
Current assets
  Cash and cash equivalents. . . . . . . . . . . . . . . . . . . . . . . .         $12,609        $   824
  Accounts receivable, net of allowance for doubtful accounts ($414 in
     1997 and $440 in 1996). . . . . . . . . . . . . . . . . . . . . . . .           7,086          8,785
  Inventories. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           5,145          5,706
  Prepaid expenses and other . . . . . . . . . . . . . . . . . . . . . . .             316            481
                                                                                   -------        -------
     Total current assets. . . . . . . . . . . . . . . . . . . . . . . . .          25,156         15,796
Property and equipment, net. . . . . . . . . . . . . . . . . . . . . . . .           2,164          1,742
Goodwill . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           4,642          4,801
Investment in unconsolidated subsidiary. . . . . . . . . . . . . . . . . .          11,170         13,519
Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             183            157
                                                                                   -------        -------
                                                                                   $43,315        $36,015
                                                                                   -------        -------
                                                                                   -------        -------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Notes payable to bank. . . . . . . . . . . . . . . . . . . . . . . . . .         $ 2,680        $ 1,310
  Current maturities of long-term debt . . . . . . . . . . . . . . . . . .             165             28
  Accounts payable . . . . . . . . . . . . . . . . . . . . . . . . . . . .           4,200          4,101
  Accrued expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . .           5,165          4,830
                                                                                   -------        -------
       Total current liabilities . . . . . . . . . . . . . . . . . . . . .          12,210         10,269
Long-term debt, less current maturities. . . . . . . . . . . . . . . . . .          16,168          1,150
Deferred income taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .              --          3,649
Commitments and contingencies. . . . . . . . . . . . . . . . . . . . . . .              --             --
Shareholders' equity . . . . . . . . . . . . . . . . . . . . . . . . . . .          14,937         20,947
                                                                                   -------        -------
                                                                                   $43,315        $36,015
                                                                                   -------        -------
                                                                                   -------        -------

   The accompanying notes are an integral part of these consolidated statements.

                                     ENSTAR INC.
                   CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                (DOLLARS IN THOUSANDS)

                                              COMMON STOCK
                                        -------------------------
                                                                   ADDITIONAL                OPERATING       TOTAL
                                          SHARES                    PAID-IN     RETAINED       UNIT       SHAREHOLDERS'
                                          ISSUED          AMOUNT    CAPITAL     EARNINGS      EQUITY         EQUITY
                                        ----------       --------  ---------    --------     --------     -----------
Balance at January 1, 1995 . . . . .            --        $ --      $    --     $    --      $18,176        $18,176
  Net income . . . . . . . . . . . .            --          --           --          --        1,572          1,572
  Effect of equity transactions of
     unconsolidated subsidiary . . .            --          --           --          --           42             42
  Constructive dividend. . . . . . .            --          --           --          --          (96)           (96)
                                        ----------        ----      -------     -------      -------        -------
Balance at December 31, 1995 . . . .            --          --           --          --       19,694         19,694
  Net income . . . . . . . . . . . .            --          --           --          --          868            868
  Effect of equity transactions of
     unconsolidated subsidiary . . .            --          --           --          --          (45)           (45)
  Constructive dividend. . . . . . .            --          --           --          --         (309)          (309)
                                        ----------        ----      -------     -------      -------        -------
Balance at November 6, 1996. . . . .            --          --           --          --       20,208         20,208
  Contribution of common stock
     of Americable, Transition and
     CorVel to ENStar Inc. by North
     Star Universal, Inc. (NSU). . .            --          --       20,208          --      (20,208)            --
  Additional capital invested. . . .            --          --          660          --           --            660
  Net income from November 7, 1996
     through December 31, 1996 . . .            --          --           --         204           --            204
  Effect of equity transactions of
     unconsolidated subsidiary . . .            --          --         (125)         --           --           (125)
  Issuance of shares of ENStar
     common stock to shareholders
     in February 1997. . . . . . . .     3,304,279          33          (33)         --           --             --
                                        ----------        ----      -------     -------      -------        -------
Balance at December 31, 1996 . . . .     3,304,279          33       20,710         204           --         20,947
                                        ----------        ----      -------     -------      -------        -------
  Net loss . . . . . . . . . . . . .            --          --           --      (2,261)          --         (2,261)
  Effect of equity transactions of
    unconsolidated subsidiary. . . .            --          --       (1,434)         --           --         (1,434)
  Constructive dividend to NSU . . .            --          --       (2,082)         --           --         (2,082)
  Purchase of common stock . . . . .       (37,290)         --         (233)         --           --           (233)
                                        ----------        ----      -------     -------      -------        -------

Balance at December 31, 1997 . . . .     3,266,989        $ 33      $16,961     $(2,057)     $    --        $14,937
                                        ----------        ----      -------     -------      -------        -------
                                        ----------        ----      -------     -------      -------        -------

   The accompanying notes are an integral part of these consolidated statements.

                                     ENSTAR INC.
                        CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        YEARS ENDED DECEMBER 31,
                                                                   ----------------------------------
                                                                     1997         1996         1995
                                                                   ---------    ---------    --------
                                                                             (IN THOUSANDS)
Cash flows from operating activities
  Net income (loss). . . . . . . . . . . . . . . . . . . . . .      $(2,261)    $ 1,072      $ 1,572
  Adjustments to reconcile net income to net cash provided by
   (used in) operating activities:
   Equity in earnings of unconsolidated subsidiary . . . . . .       (1,349)     (1,304)      (1,191)
   Depreciation and amortization . . . . . . . . . . . . . . .        1,145         940          837
   Deferred income taxes . . . . . . . . . . . . . . . . . . .       (2,187)        (25)        (465)
   Changes in operating assets and liabilities
     Accounts receivable . . . . . . . . . . . . . . . . . . .        1,699          (1)      (1,268)
     Inventories . . . . . . . . . . . . . . . . . . . . . . .          561         925         (548)
     Accounts payable, accrued expenses and other. . . . . . .          599      (1,679)       2,202
                                                                    -------     -------      -------
   Net cash provided by (used in) operating activities . . . .       (1,793)        (72)       1,139
                                                                    -------     -------      -------
Cash flows from investing activities
   Capital expenditures. . . . . . . . . . . . . . . . . . . .       (1,408)     (1,070)        (543)
   Collections on notes receivable . . . . . . . . . . . . . .           --         258        1,096
   Other . . . . . . . . . . . . . . . . . . . . . . . . . . .          (26)       (226)          --
                                                                    -------     -------      -------
   Net cash provided by (used in) investing activities . . . .       (1,434)     (1,038)         553
                                                                    -------     -------      -------
Cash flows from financing activities
   Proceeds from long-term debt. . . . . . . . . . . . . . . .       15,183          --           --
   Payments on long-term debt. . . . . . . . . . . . . . . . .          (28)         --           --
   Proceeds from notes payable . . . . . . . . . . . . . . . .       62,687      69,017       56,073
   Payments on notes payable . . . . . . . . . . . . . . . . .      (61,317)    (68,712)     (57,497)
   Additional capital invested (constructive dividends). . . .       (1,280)      1,383          (96)
   Purchase of common stock. . . . . . . . . . . . . . . . . .         (233)         --           --
                                                                    -------     -------      -------
   Net cash provided by (used in) financing activities . . . .       15,012       1,688       (1,520)
                                                                    -------     -------      -------
   Net increase in cash and cash equivalents . . . . . . . . .       11,785         578          172
Cash and cash equivalents at beginning of year . . . . . . . .          824         246           74
                                                                    -------     -------      -------
Cash and cash equivalents at end of year . . . . . . . . . . .      $12,609     $   824      $   246
                                                                    -------     -------      -------
                                                                    -------     -------      -------
Supplemental disclosures of cash flow information:
 Cash paid during the year for:
   Interest. . . . . . . . . . . . . . . . . . . . . . . . . .      $   986     $   225      $   247
   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . .           69          --           --

See Note 5.

   The accompanying notes are an integral part of these consolidated statements.

                                     ENSTAR INC.
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION AND BUSINESS

     ENStar Inc. ("ENStar" or the "Company") is a holding company principally comprised of three operating companies, Americable, Inc. ("Americable"), Enstar Networking Corporation ("Enstar Networking") and Transition Networks, Inc. ("Transition"), and an equity investment in CorVel Corporation ("CorVel"). ENStar was formerly an operating unit of North Star Universal, Inc. ("North Star"). In November 1996, North Star contributed the operating unit's assets to ENStar. On February 28, 1997, North Star, in connection with its merger with Michael Foods, Inc. ("Michael Foods"), distributed its ownership interest in ENStar to North Star's shareholders through a tax free dividend, thus causing ENStar to become a publicly held company.


     Americable is a distributor of premise wiring, connectivity products, and low-end networking electronics and represents approximately 20% of the Company's consolidated sales. Enstar Networking (formerly a division of Americable) is a network integrator that provides services to design, build, maintain, and protect corporate network infrastructures, and accounts for approximately 50% of the Company's sales. Transition designs, manufactures and markets connectivity devices and network applications, and accounts for approximately 30% of sales. CorVel is a health care services company. At December 31, 1997 and 1996, the Company owned a 25% and 26% ownership in CorVel. The Company's investment in CorVel is accounted for as an unconsolidated subsidiary using the equity method of accounting.


NOTE 2 -- SUMMARY OF ACCOUNTING POLICIES


     PRINCIPALS OF CONSOLIDATION AND BASIS OF PRESENTATION The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. For the period prior to November 1996, financial statements are those of the combined operating units described in note 1. Operating unit equity was converted to contributed capital at the time North Star contributed the capital stock of Americable, Transition, and CorVel to ENStar. There was no change in the historical cost basis of the assets and liabilities of any of the entities or investment contributed to ENStar. The consolidated, and formerly combined, financial statements include an allocation of general and administrative costs incurred by North Star in the management of the operating companies. Management believes these allocations are reasonable and present the operations of the Company as though it had operated on a stand-alone basis. Previously, operating unit equity included the historical equity of each entity, the net investment in CorVel and intercompany payables owed to North Star. The net annual advances between the former operating unit and North Star were considered additional capital invested from, or constructive dividend to, North Star. Accordingly, the accompanying consolidated financial statements may not necessarily be indicative of the results that would have been obtained if the Company had been operated as a stand alone entity throughout all periods presented.


     CASH AND CASH EQUIVALENTS The Company considers its highly liquid temporary investments with original maturities of three months or less to be cash equivalents. The carrying value of cash and cash equivalents approximate fair value because of the short-term maturity of these investments.


     ACCOUNTS RECEIVABLE The Company grants credit to customers in the normal course of business, but generally does not require collateral or any other security to support amounts due. Management performs ongoing credit evaluations of customers. The Company maintains an allowance for potential credit losses which when realized, have been within management expectations.


     INVENTORIES Inventories are stated at the lower of average cost (determined on a first-in, first-out basis) or market. Inventories consist of the following (in thousands):

                                                           DECEMBER 31,
                                                      ----------------------
                                                        1997          1996
                                                      --------      --------
     Finished goods . . . . . . . . . . . . . . .     $  3,934      $  3,285
     Purchased part . . . . . . . . . . . . . . .        1,211         2,421
                                                      --------      --------
                                                      $  5,145      $  5,706
                                                      --------      --------
                                                      --------      --------

                                     ENSTAR INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

     PROPERTY AND EQUIPMENT Property and equipment are recorded at cost. Depreciation and amortization for financial reporting purposes are provided on the straight-line method over the estimated useful lives of the respective assets which are generally three to five years. Accelerated methods are used for income tax reporting. Property and equipment consist of the following (in thousands):


                                                             DECEMBER 31,
                                                          ------------------
                                                           1997        1996
                                                          ------      ------
     Leasehold improvements.............................  $  207      $  183
     Office and computer equipment......................   4,857       3,490
                                                          ------      ------
                                                           5,064       3,673
     Less -- accumulated depreciation and amortization..   2,900       1,931
                                                          ------      ------
                                                          $2,164      $1,742
                                                          ------      ------
                                                          ------      ------


     GOODWILL Goodwill is amortized on a straight-line basis over a period of 40 years. Accumulated amortization was $1,701,000 and 1,542,000 at December 31, 1997 and 1996. The Company maintains separate financial records for each of its acquired entities and evaluates its goodwill annually to determine potential impairment by comparing the carrying value to the undiscounted future cash flows of the related assets. The Company adjusts the value of a subsidiary's goodwill if an impairment is identified.


     ACCRUED EXPENSES Accrued expenses consist of the following (in thousands):


                                                             DECEMBER 31,
                                                          ------------------
                                                           1997        1996
                                                          ------      ------
     Payroll and related benefits.................        $  867      $  701
     Insurance reserves...........................           544         968
     Business disposition obligations.............         1,974       2,000
     Other........................................         1,780       1,161
                                                          ------      ------
                                                          $5,165      $4,830
                                                          ------      ------
                                                          ------      ------


     The business disposition obligations primarily represent a lease commitment of a business disposed by North Star. These obligations were part of the liabilities assumed by ENStar under the indemnification agreement discussed in
Note 6.


     REVENUE RECOGNITION The Company recognizes revenue from product sales at the time product is shipped to a customer. Service revenue is recognized at the time service is provided or ratably over the contractual service period.


     RESEARCH AND DEVELOPMENT All research and development costs are charged to expense as incurred. Research and development expenses were approximately $1.4 million in 1997, $1.5 million in 1996 and $1 million in 1995.


     ADVERTISING The Company expenses advertising costs as incurred, except for direct response advertising, which is capitalized and amortized over its expected period of future benefit. Direct response advertising consists primarily of catalog production costs which are amortized over the estimated useful life of the publication, generally two years. Advertising costs charged to expense were approximately $1.2 million in 1997, $1.1 million in 1996, and $600,000 in 1995. Deferred advertising costs included within prepaid expenses were $23,000 and $95,000 at December 31, 1997 and 1996.


     NET INCOME (LOSS) PER SHARE On December 31, 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128 - "Earnings per Share". All current and prior year earnings (loss) per share data have been restated to conform to the provisions of SFAS128.


     The Company's basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of outstanding common shares. The Company's diluted net income (loss) per share is computed by dividing net income
(loss) by the weighted average number of outstanding common shares and common share equivalents relating to stock options, when dilutive. Options to purchase 78,600 shares of common stock with a weighted average exercise price of $8.97 were outstanding during 1997, but were excluded from the computation of common share equivalents because they were antidilutive. There were no options outstanding in 1995.

                                     ENSTAR INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

     For 1996 and 1995, net income (loss) per share was computed based on the weighted average number of shares of North Star common stock outstanding (9,927,000 and 9,650,000). This weighted average number of shares was adjusted to reflect the distribution of ENStar Inc. common stock to North Star shareholders whereby one share of ENStar Inc. common stock was issued to each holder of three shares of North Star common stock.

     NEW ACCOUNTING PRONOUNCEMENTS SFAS No. 130 "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" are effective for fiscal years beginning after December 15, 1997. SFAS 130 requires a company to display an amount representing comprehensive income, as defined by the statement, as part of the Company's basic financial statements. Comprehensive income will include items such as unrealized gains or losses on certain investment securities and foreign currency items. The adoption of SFAS 130 should not affect the Company's consolidated financial statements.

     SFAS 131 requires a company to disclose financial and other information, as defined by the statement, about its business segments, their products and services, geographic areas, major customers, revenues, profits, assets and other information. The Company will include the required SFAS 131 business segment disclosures in its 1998 annual report.

     CAPITAL STOCK The Company has available for issue 100,000,000 shares, consisting of 20,000,000 shares of preferred stock, par value of $.01 per share, of which none have been issued or are outstanding at December 31, 1997. The Company also has 80,000,000 shares of common stock, par value of $.01 per share, of which 3,304,279 were issued in February 1997 in connection with the distribution of ENStar common stock to NSU shareholders. These shares have been reported in the Company's financial statements as if they were outstanding at December 31, 1996. During 1997, the Company repurchased 37,290 shares of its common stock using a modified "Dutch Auction" self tender offer. In March 1998, the Company's Board of Directors authorized the repurchase of up to 350,000 shares of common stock.

     SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION As a result of equity transactions in CorVel stock, the Company's investment in its unconsolidated subsidiary decreased $2,349,000 and $337,000, while shareholders' equity decreased $1,434,000 and $170,000, net of taxes, during the years ended December 31, 1997 and 1996. For the year ended December 31, 1995, the Company's investment in its unconsolidated subsidiary increased $70,000, while the shareholders' equity increased by $42,000, net of taxes.

     STOCK BASED COMPENSATION The Company utilizes the intrinsic value method of accounting for its employee stock based compensation plans. Information related to the fair value based method of accounting is contained in Note 8.

     USE OF ESTIMATES In the preparation of the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and related revenues and expenses. Actual results could differ from the estimates used by management.

     RECLASSIFICATIONS Certain 1996 and 1995 amounts have been reclassified to conform to the 1997 presentation.

NOTE 3 -- INVESTMENT IN UNCONSOLIDATED SUBSIDIARY

     The Company's unconsolidated subsidiary consists of its investment in CorVel, a health care services company. CorVel has a fiscal year end of March
31. The following is unaudited summarized balance sheet and income statement information for CorVel as of, and for the twelve month period ended December 31, 1997 (in thousands):

                                                 DECEMBER 31, 1997
                                                 -----------------
     Current assets . . . . . . . . . . . . .      $   36,764
     Total assets . . . . . . . . . . . . . .          58,859
     Current liabilities. . . . . . . . . . .          12,360
     Noncurrent liabilities . . . . . . . . .           1,459
     Revenues . . . . . . . . . . . . . . . .         135,958
     Gross profit . . . . . . . . . . . . . .          25,359
     Net income . . . . . . . . . . . . . . .           9,256

                                     ENSTAR INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

     At December 31, 1997, shareholders' equity includes approximately $4.2 million of unremitted earnings related to the Company's investment in CorVel. At December 31, 1997, the fair value of the Company's investment in CorVel, based on the closing market price, was approximately $38.7 million.

NOTE 4 -- NOTES PAYABLE AND LONG-TERM DEBT

     Americable and Transition maintain revolving line of credit facilities to provide borrowings up to $4 million each ($4 million and $2 million at December 31, 1996), due in June and May 1998, respectively. The Company believes it will be able to renew or obtain new agreements at substantially the same terms and conditions. Borrowings under these facilities are based on eligible accounts receivable and inventory with interest at prime (8.5% at December 31, 1997). At December 31, 1997, there were aggregate outstanding borrowings of $2,680,000, and approximately $2 million of available borrowings under these credit facilities. The notes contain certain restrictive covenants; the most significant of which are: maintenance of specific tangible capital base levels, capital expenditure limitations, and minimum leverage and interest coverage. In September 1997, Americable obtained the necessary waivers from its bank to waive its compliance with certain financial covenants and amend the terms of its credit agreement. Under the terms of the amended credit agreement, ENStar is required to make capital contributions to Americable to the extent Americable (including Enstar Networking) incurs pretax losses in excess of specified levels. At December 31, 1997, the companies were in compliance with or had obtained waivers for all covenants under these agreements.

     During 1997, ENStar provided an aggregate of $348,000 in cash to Americable pursuant to the terms of the amended credit agreement. Additional cash investments from ENStar are expected in 1998 to fund anticipated operating losses and capital expenditures.

     The carrying value of long-term debt, which approximates fair value, consists of (in thousands):

                                                             DECEMBER 31,
                                                         -------------------
                                                           1997        1996
                                                         -------     -------
      Subordinated debentures........................    $16,127     $   945
      Other..........................................        206         233
                                                         -------     -------
                                                          16,333       1,178
      Less current maturities........................        165          28
                                                         -------     -------
                                                         $16,168     $ 1,150
                                                         -------     -------
                                                         -------     -------

     During 1997, the Company registered with the Securities and Exchange Commission $25 million of debentures, of which $8,873,000 remained unissued at December 31, 1997. Subordinated debentures are unsecured and due in varying monthly installments beginning November 1998 through 2003 and had a weighted average interest rate of 9.62% at December 31, 1997.

     Aggregate minimum annual principal payments of long-term debt are as follows (in thousands):

                     YEARS ENDING DECEMBER 31,
                     ---------------------------------
                     1998.............................             $     165
                     1999.............................                 4,778
                     2000.............................                    89
                     2001.............................                    95
                     2002.............................                 5,768
                     Thereafter.......................                 5,438
                                                                   ---------
                                                                   $  16,333
                                                                   ---------
                                                                   ---------

                                     ENSTAR INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

NOTE 5 -- INCOME TAXES

     The activity of the Company through February 1997 has been included in the income tax return of North Star. For financial reporting purposes, the Company has been allocated a provision for income taxes in an amount generally equivalent to the provision that would have resulted had the Company filed separate income tax returns. The provision for income taxes consists of the following (in thousands):

                                               YEARS ENDED DECEMBER 31,
                                        --------------------------------------
                                           1997         1996           1995
                                        ---------     ---------      ---------
      Current
        Federal....................     $      --     $      45      $     740
        State......................            --             9            130
                                        ---------     ---------      ---------
                                               --            54            870
                                        ---------     ---------      ---------
      Deferred:
        Federal....................        (1,899)          (69)          (405)
        State......................          (279)          (10)           (60)
                                        ---------     ---------      ---------
                                           (2,178)          (79)          (465)
                                        ---------     ---------      ---------
                                        $  (2,178)    $     (25)     $     405
                                        ---------     ---------      ---------
                                        ---------     ---------      ---------

The following is a reconciliation of income taxes at the federal statutory rate to the effective rate:

                                                YEARS ENDED DECEMBER 31,
                                         -----------------------------------
                                           1997         1996          1995
                                         --------     --------      --------
      Federal statutory rate.......         (34.0)%      (34.0)%        34.0%
      State income taxes...........          (4.8)         (.3)          8.9
      Goodwill amortization........            .9         21.1           7.0
      Other........................            .3          3.5           1.6
                                         --------     --------      --------
                                            (37.6)%       (9.7)%        51.5%
                                         --------     --------      --------
                                         --------     --------      --------

The tax effects of the cumulative temporary differences resulting in the net deferred tax liability are as follows (in thousands):

                                                DECEMBER 31,
                                         -----------------------
                                            1997         1996
                                         ----------   ----------
      Investment in Corvel.........      $   (4,187)  $   (5,072)
      Accrued expenses not                    1,921        1,956
       deductible until paid.......
      Net operating loss                      3,158           --
       carryforwards...............
      Other........................            (510)        (533)
                                         ----------   ----------
                                                382       (3,649)
      Valuation allowance..........            (382)          --
                                         ----------   ----------
                                         $       --   $   (3,649)
                                         ----------   ----------
                                         ----------   ----------

     To the extent the Company's financial reporting basis in its investment in its unconsolidated subsidiary exceeds its tax basis, and is not expected to be realized in a tax-free manner, the Company records a deferred tax liability.
The Company's deferred tax liability includes, among other things, the initial tax effect of $1.8 million for the difference in the financial reporting and tax basis of the Company's investment in CorVel following the initial public offering along with the income taxes recorded on the equity in earnings of CorVel of $897,000 in 1997, $869,000 in 1996, and $794,000 in 1995.

     The Company was allocated, as required under the federal consolidated income tax regulations, approximately $8,100,000 of net operating loss carryforwards from North Star at the time of its merger with Michael Foods. The tax benefit of a portion of these available carryforwards, $2,776,000, was treated as additional capital invested by North Star and the Company's deferred tax liability was reduced by a like amount. Should any of the tax benefit of loss carryforwards, currently reserved in the amount of $382,000, be recognized in future periods, they will be treated as an additional capital contribution in the period utilized. At December 31, 1997, the entire operating loss carryforward was available to the Company. These loss carryforwards begin to expire in 2009.

                                     ENSTAR INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

NOTE 6 -- COMMITMENTS AND CONTINGENCIES

     LEASING COMMITMENTS The Company leases certain equipment and facilities under operating leases. The future aggregate minimum rental payments under such leases which expire at various dates through 2002 are as follows (in thousands):

                     YEARS ENDING DECEMBER 31,
                     ----------------------------------
                       1998..................                 $    691
                       1999..................                      673
                       2000..................                      480
                       2001..................                      307
                       2002..................                      126
                       Thereafter............                       --
                                                              --------
                                                              $  2,277
                                                              --------
                                                              --------

     Certain of the leases provide for payment of taxes and other expenses. Total rent expense on all leases including month-to-month leases for the years ended December 31 was $1,069,000 in 1997, $1,029,000 in 1996, and $939,000 in
1995.

     CONTINGENCIES As a result of the transfer of a substantial portion of the assets of North Star to ENStar, ENStar entered into a supplemental indenture with North Star in which ENStar assumed the obligations of North Star with respect to certain debenture indebtedness of North Star. North Star however, separately agreed to satisfy, and hold ENStar harmless from, all payment and other obligations with respect to such debenture indebtedness. The amount of such indebtedness, net of cash transferred to Michael Foods, was $21,250,000 at the date of the North Star merger with Michael Foods. During 1997, Michael Foods repaid all outstanding indebtedness under the old North Star debenture program. In addition, ENStar, through the operation of an indemnification agreement, is contingently liable for any, and all, liabilities arising from the activities of North Star, through, and including, the reorganization of North Star and Michael Foods. Under the terms of the indemnification agreement, the Company is required to maintain certain minimum levels of market capitalization or net worth for a period of five years.

NOTE 7 -- EMPLOYEE RETIREMENT PLAN

     ENStar maintains an incentive savings plan for its employees. Full-time employees that meet certain requirements are eligible to participate in the plan. Contributions are made annually, primarily at the discretion of ENStar's Board of Directors. Contributions of $281,000, $189,000, and $144,000, were charged to operations in the years ended December 31, 1997, 1996 and 1995.

NOTE 8 -- STOCK OPTIONS

     The Company and each of its operating subsidiaries maintain non-qualified stock option plans in their own stock for the benefit of selected officers and key employees. These original plans were approved by the respective Company's Board of Directors in 1996. The ENStar plan reserved 300,000 shares for issuance. At December 31, 1997, 347,100 options to acquire ENStar shares have been issued subject to additional authorized shares being approved by the Company's shareholders. The Americable plan reserved 600,000 shares for issuance, while the Transition plan reserved 750,000 shares. Options granted to date under all plans have been at fair market value on the date of the grant. Each grant awarded specifies the period for which the options are exercisable, the rate at which they vest, and provides that the options shall expire at the end of such period.

                                     ENSTAR INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

     Option transactions under these plans since adoption are summarized as follows:

                                                 ENStar                 Americable               Transition
                                          ---------------------    ---------------------     --------------------
                                                       Weighted                 Weighted                 Weighted
                                           Number       average     Number       average      Number      average
                                             of        exercise       of        exercise        of       exercise
                                           shares        price      shares        price       shares       price
                                          --------     --------    --------     --------     -------     --------
Outstanding at January 1, 1996                  --     $    --           --     $    --           --     $    --
Granted                                     77,100        9.00      345,000        0.82      298,500        1.25
                                          --------     -------     --------     -------      -------     -------

Outstanding at December 31, 1996            77,100        9.00      345,000        0.82      298,500        1.25
Granted                                    270,000        7.38       45,000        0.82       70,000        1.25
Cancelled                                       --          --     (240,000)       0.82      (64,250)       1.25
                                          --------     -------     --------     -------      -------     -------

Outstanding at December 31, 1997           347,100       $7.74      150,000       $0.82      304,250       $1.25
                                          --------     -------     --------     -------      -------     -------
                                          --------     -------     --------     -------      -------     -------

Options exercisable at December 31:
       1996                                     --         $--      101,000       $0.82       16,100       $1.25
                                          --------     -------     --------     -------      -------     -------
                                          --------     -------     --------     -------      -------     -------


       1997                                 19,275     $  9.00       40,000     $  0.82       60,850     $  1.25
                                          --------     -------     --------     -------      -------     -------
                                          --------     -------     --------     -------      -------     -------

     The following table summarizes information concerning currently outstanding options:

                                            OPTIONS OUTSTANDING

                                                         Weighted average
                                            Number           remaining         Weighted average
                                           of shares     contractual life     and exercise price
                                         -------------  ------------------    ------------------
       ENStar                               270,000          9.9 years            $   7.38
                                             77,100          8.2 years            $   9.00
                                            -------

                                            347,100
                                            -------
                                            -------

       Americable                           150,000          9.3 years            $   0.82
                                            -------
                                            -------

       Transition                           304,250          9.2 years            $   1.25
                                            -------
                                            -------

     Had the Company or its operating subsidiaries elected to use the fair value method for valuing options granted, the pro forma effect on net income would have been an additional expense of $69,000, or 1 cent per share in 1997, and $73,000, or 2 cents per share in 1996. The impact on net income (loss) may not be representative of future disclosures because they do not take into effect pro forma compensation expense related to grants made before 1995.

                                     ENSTAR INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

     The following represents the weighted average fair value of options granted for the respective entities and the weighted average assumptions used in the Black-Scholes option pricing model:


                                                   Enstar                 Americable               Transition
                                          ----------------------   ----------------------   ----------------------
                                              1997        1996         1997        1996         1997        1996
                                          ----------------------   ----------------------   ----------------------
     Fair value of
      options granted                     $   2.76   $    3.89     $   0.41    $   0.52     $   0.49    $   0.48

     Assumptions used:
      Dividends                           $     --   $      --     $     --    $     --     $     --    $     --
      Volatility                             49.6%       57.5%        70.0%       98.0%        49.0%       49.0%
      Risk-free interest rate                 5.5%        5.5%         5.9%        5.9%         5.9%        5.9%
      Expected option term                 3 years    3 years       3 years     3 years      3 years     3 years


NOTE 9 -- RELATED PARTY TRANSACTION

     At December 31, 1995, ENStar had an unsecured note receivable from North Star's majority shareholder and former chairman of the board of $257,872 which was paid in full during 1996.


NOTE 10 -- GEOGRAPHIC AREA AND BUSINESS SEGMENT INFORMATION


     The Company, through Transition, has sales throughout the world. Substantially all of the export sales are denominated in U.S. dollars. Revenues classified by major geographic area are as follows:


                                                    YEARS ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1997      1996      1995
                                                  --------  --------  --------
     Revenues from unaffiliated customers in      $ 48,288  $ 58,124  $ 49,668
      the United States.........................
      Europe....................................     4,141     4,192     3,363
      Other.....................................     1,923     1,807     1,860
                                                  --------  --------  --------
                                                  $ 54,352  $ 64,123  $ 54,891
                                                  --------  --------  --------
                                                  --------  --------  --------

                  REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
ENStar Inc.

     We have audited the accompanying consolidated balance sheets of ENStar Inc. (a Minnesota corporation) and subsidiaries, as of December 31, 1997 and 1996 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ENStar Inc. and subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

     We have also audited schedule II for each of the three years in the period ended December 31, 1997. In our opinion, this schedule, when considered in relationship to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                             /s/ GRANT THORNTON LLP

Minneapolis, Minnesota
February 18, 1998

                                     ENSTAR INC.

                   SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                           FOR THE YEARS ENDED DECEMBER 31,
                                    (IN THOUSANDS)

                                                                   ADDITIONS
                                                            -----------------------
                                                                           CHARGES
                                                BALANCE AT   CHARGED TO    TO OTHER                 BALANCE
                                                BEGINNING    COSTS AND     ACCOUNTS   DEDUCTIONS-  AT END OF
           DESCRIPTION                          OF PERIOD    EXPENSES      DESCRIBE   DESCRIBE(1)   PERIOD
     -----------------------------              ---------    --------      --------   -----------  ---------
     Allowance for Doubtful Accounts:
     1995 . . . . . . . . . . . . . . . .          $333        $135          $--        $(68)        $400
     1996 . . . . . . . . . . . . . . . .           400         132           --         (92)         440
     1997 . . . . . . . . . . . . . . . .           440         145           --        (171)         414

---------------

(1)  Write off of accounts deemed uncollectible.

                        REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors
CorVel Corporation

     We have audited the accompanying consolidated balance sheets of CorVel Corporation as of March 31, 1996 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended March 31, 1997. Our audits also included the financial statement schedule listed in the Index at Item 14(a). These financial statements and this schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CorVel Corporation at March 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relationship to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                       /s/ ERNST & YOUNG LLP


Orange County, California
May 8, 1997

                                  CORVEL CORPORATION

                          CONSOLIDATED STATEMENTS OF INCOME


                                                           YEAR ENDED MARCH 31,
                                                ------------------------------------------
                                                    1995           1996           1997
                                                ------------   ------------   ------------
Revenues . . . . . . . . . . . . . . . . . . .   $95,783,000   $109,052,000   $121,704,000

Costs and Expenses
Cost of revenues . . . . . . . . . . . . . . .    78,950,000     88,937,000     99,323,000
General and administrative . . . . . . . . . .     7,186,000      8,106,000      8,645,000
                                                ------------   ------------   ------------
                                                  86,136,000     97,043,000    107,968,000
                                                ------------   ------------   ------------
Income before income taxes . . . . . . . . . .     9,647,000     12,009,000     13,736,000
Income tax provision . . . . . . . . . . . . .     3,762,000      4,684,000      5,220,000
                                                ------------   ------------   ------------
Net Income . . . . . . . . . . . . . . . . . .  $  5,885,000   $  7,325,000   $  8,516,000
                                                ------------   ------------   ------------
                                                ------------   ------------   ------------
Basic earnings per share . . . . . . . . . . .         $1.42          $1.65          $1.86
                                                ------------   ------------   ------------
                                                ------------   ------------   ------------
Weighted shares for basic earnings per share .     4,138,000      4,435,000      4,585,000

Diluted earnings per share . . . . . . . . . .         $1.30          $1.57          $1.82
                                                ------------   ------------   ------------
                                                ------------   ------------   ------------
Weighted shares for diluted earnings per
  share. . . . . . . . . . . . . . . . . . . .     4,531,000      4,660,000      4,685,000



             See accompanying notes to consolidated financial statements.

                                  CORVEL CORPORATION

                             CONSOLIDATED BALANCE SHEETS


                                                                                  MARCH 31,
                                                                       -----------------------------
                                                                           1996              1997
                                                                       ------------      -----------
ASSETS
Current Assets
 Cash and cash equivalents . . . . . . . . . . . . . . . . . . . .     $17,113,000       $15,665,000
 Accounts receivable (less allowance for
  doubtful accounts of $1,268,000 in 1996
  and $1,686,000 in 1997). . . . . . . . . . . . . . . . . . . . .      18,394,000        22,294,000
 Prepaid taxes and expenses. . . . . . . . . . . . . . . . . . . .         545,000           124,000
 Deferred income taxes . . . . . . . . . . . . . . . . . . . . . .       2,032,000         1,746,000
                                                                       -----------       -----------
   Total current assets. . . . . . . . . . . . . . . . . . . . . .      38,084,000        39,829,000
                                                                       -----------       -----------
Property and equipment, net. . . . . . . . . . . . . . . . . . . .      11,468,000        13,100,000
Other assets . . . . . . . . . . . . . . . . . . . . . . . . . . .       4,432,000         5,895,000
                                                                       -----------       -----------
                                                                       $53,984,000       $58,824,000
                                                                       -----------       -----------
                                                                       -----------       -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
 Accounts and taxes payable. . . . . . . . . . . . . . . . . . . .     $ 3,057,000       $ 6,603,000
 Accrued liabilities . . . . . . . . . . . . . . . . . . . . . . .       4,246,000         4,630,000
                                                                       -----------       -----------
   Total current liabilities . . . . . . . . . . . . . . . . . . .       7,303,000        11,233,000
                                                                       -----------       -----------
Deferred income taxes. . . . . . . . . . . . . . . . . . . . . . .       1,370,000         1,504,000
Commitments and contingencies
Stockholders' equity
Common stock, $.0001 par value: 20,000,000 shares authorized;
 4,593,675 and 4,697,853 shares issued and outstanding in
 1996 and 1997, respectively
Paid in capital. . . . . . . . . . . . . . . . . . . . . . . . . .      26,401,000        28,122,000
Treasury Stock, at cost (no shares in 1996,
 357,000 shares in 1997) . . . . . . . . . . . . . . . . . . . . .              --        (9,461,000)
Retained earnings. . . . . . . . . . . . . . . . . . . . . . . . .      18,910,000        27,426,000
                                                                       -----------       -----------
    Total stockholders' equity . . . . . . . . . . . . . . . . . .      45,311,000        46,087,000
                                                                       -----------       -----------
                                                                       $53,984,000       $58,824,000
                                                                       -----------       -----------
                                                                       -----------       -----------



           See accompanying notes to the consolidated financial statements.

                                  CORVEL CORPORATION

                  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY




                                                  COMMON    COMMON STOCK                                                 TOTAL
                                                   STOCK        AND           TREASURY     TREASURY      RETAINED    SHAREHOLDERS'
                                                  SHARES   PAID IN CAPITAL      SHARES     SHARES-COST    EARNINGS      EQUITY
                                                ---------- ---------------   -----------  ------------ ------------  --------------
Balance -- March 31, 1994. . . . . . . . . .    4,071,195   $21,625,000           --      $     --    $  5,700,000   $ 27,325,000
  Stock issued under employee stock
  purchase plan. . . . . . . . . . . . . . .       19,634       374,000           --            --              --        374,000
  Stock issued under employee stock option
  plan and related income tax
  benefits                                        147,421     2,170,000           --            --              --      2,170,000
  Net income . . . . . . . . . . . . . . . .           --            --           --            --       5,885,000      5,885,000
                                                ---------   -----------     --------   -----------     -----------    -----------
Balance -- March 31, 1995. . . . . . . . . .    4,238,250    24,169,000           --            --      11,585,000     35,754,000
                                                ---------   -----------     --------   -----------     -----------    -----------
  Stock issued under employee stock
  purchase plan. . . . . . . . . . . . . . .       18,384       444,000           --            --              --        444,000
  Stock issued under employee stock option
  plan and related income tax benefits,
  net of shares repurchased upon
  exercise . . . . . . . . . . . . . . . . .      337,041     1,788,000           --            --              --      1,788,000
  Net income . . . . . . . . . . . . . . . .           --            --           --            --       7,325,000      7,325,000
                                                ---------   -----------     --------   -----------     -----------    -----------
Balance -- March 31, 1996. . . . . . . . . .    4,593,675    26,401,000           --            --      18,910,000     45,311,000
                                                ---------   -----------     --------   -----------     -----------    -----------
  Stock issued under employee stock
  purchase plan                                    23,039       536,000           --            --              --        536,000
  Stock issued under employee stock option
  plan and related income tax
  benefits                                         81,139     1,185,000           --            --              --      1,185,000
  Purchase of common stock . . . . . . . . .           --           --      (357,000)   (9,461,000)             --     (9,461,000)
  Net income . . . . . . . . . . . . . . . .           --            --           --            --       8,516,000      8,516,000
                                                ---------   -----------     --------   -----------     -----------    -----------
Balance -- March 31, 1997. . . . . . . . . .    4,697,853   $28,122,000     (357,000)  $(9,461,000)    $27,426,000    $46,087,000
                                                ---------   -----------     --------   -----------     -----------    -----------
                                                ---------   -----------     --------   -----------     -----------    -----------



See accompanying notes to consolidated financial statements.

                                  CORVEL CORPORATION

                       CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                              Year Ended March 31,
                                                                 ---------------------------------------------
                                                                    1995                 1996          1997
                                                                 -----------         ------------  -----------
Cash flows from operating activities
  Net income. . . . . . . . . . . . . . . . . . . . .         $  5,885,000       $   7,325,000   $  8,516,000
  Adjustments to reconcile net income to net cash
  provided by operating activities
  Depreciation and amortization . . . . . . . . . . .            2,335,000           3,048,000      4,215,000
  Deferred income taxes . . . . . . . . . . . . . . .              (44,000)            (79,000)       420,000
  Loss on write down and disposal of
  property and equipment. . . . . . . . . . . . . . .               39,000              23,000         96,000
  Changes in operating assets and liabilities:
  Accounts receivable . . . . . . . . . . . . . . . .           (2,657,000)         (2,526,000)    (3,900,000)
  Prepaid taxes and expenses. . . . . . . . . . . . .              795,000            (363,000)       421,000
  Accounts and taxes payable. . . . . . . . . . . . .               27,000             700,000      3,546,000
  Accrued liabilities . . . . . . . . . . . . . . . .              538,000            (382,000)       384,000
  Other assets. . . . . . . . . . . . . . . . . . . .             (425,000)           (511,000)    (1,607,000)
                                                               -------------      -------------  -------------
  Net cash provided by operating activities . . . . .            6,493,000           7,235,000     12,091,000
                                                               -------------      -------------  -------------
Cash flows from investing activities
  Purchases of property and equipment . . . . . . . .           (4,219,000)         (5,565,000)    (5,799,000)
                                                               -------------      -------------  -------------
  Net cash used in investing activities . . . . . . .           (4,219,000)         (5,565,000)    (5,799,000)

Cash flows from financing activities
  Proceeds and tax benefits from exercise of stock
    Options . . . . . . . . . . . . . . . . . . . . .            2,544,000           2,232,000      1,721,000
  Purchase of common stock. . . . . . . . . . . . . .                   --                  --     (9,461,000)
                                                               -------------      -------------  -------------

  Net cash provided by (used in) financing activities            2,544,000           2,232,000     (7,740,000)
                                                               -------------      -------------  -------------
Net increase (decrease) in cash
  and cash equivalents. . . . . . . . . . . . . . . .            4,818,000           3,902,000     (1,448,000)
Cash and cash equivalents at beginning of year. . . .            8,393,000          13,211,000     17,113,000
                                                               -------------      -------------  -------------
Cash and cash equivalents at end of year. . . . . . .         $ 13,211,000       $  17,113,000   $ 15,665,000
                                                               -------------      -------------  -------------
                                                               -------------      -------------  -------------




             See accompanying notes to consolidated financial statements.

                                 CORVEL CORPORATION

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   MARCH 31, 1997

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION: CorVel Corporation ("CorVel" or "the Company") provides services and programs nationwide that are designed to enable insurance carriers, third party administrators and employers with self-insured programs to administer, manage and control the cost of workers' compensation and other healthcare benefits.


     BASIS OF PRESENTATION: The consolidated financial statements include the accounts of CorVel and its subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.



     USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements. Actual results could differ from those estimates.


     CASH AND CASH EQUIVALENTS: Cash and cash equivalents consists of short-term, highly-liquid investments with maturities of 90 days or less when purchased. The carrying amounts of the Company's financial instruments approximate their relative fair values at March 31, 1996 and 1997.


     CONCENTRATIONS OF CREDIT RISK: The Company performs periodic credit evaluations of its customers' financial condition and does not require collateral. No customer represented 10% of accounts receivable at March 31, 1996 and 1997. Receivables generally are due within 60 days. Credit losses relating to customers in the workers compensation insurance industry consistently have been within management's expectations.


     PROPERTY AND EQUIPMENT: Additions to property and equipment are recorded at cost. Depreciation and amortization are provided using the straight-line and accelerated methods over the estimated useful lives of the related assets which range from three to seven years.


     LONG-LIVED ASSETS: The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or to the unamortized balance is warranted. Such evaluation is based principally on the expected utilization of the long-lived assets and the projected, undiscounted cash flows of the operations in which the long-lived assets are deployed.


     OTHER ASSETS: Other assets consists primarily of the excess of the purchase price over the estimated fair value of the net assets of businesses acquired (goodwill) and is being amortized using the straight-line method over periods not exceeding 40 years. Goodwill amounted to $3,636,000 (net of accumulated amortization of $754,000) at March 31, 1996 and $4,886,000 (net of accumulated amortization of $898,000) at March 31, 1997.


     REVENUE RECOGNITION: The Company's revenues are recognized primarily as services are rendered based on time and expenses incurred. A certain portion of the Company's revenues are derived from fee schedule auditing which is based on the number of provider charges audited and, to a limited extent, on a percentage of savings achieved for the Company's clients. Accounts receivable includes $1,527,000 and $1,580,000 of unbilled receivables at March 31, 1996 and 1997, respectively. No one customer accounted for more than 10% of consolidated revenues during the years ended March 31, 1995, 1996 and 1997.


     INCOME TAXES: The consolidated financial statements reflect the application of Statement of Financial Accounting Standards No. 109 -- "Accounting for Income Taxes".


     INCOME PER SHARE: The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS No. 128), which replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share is computed by dividing income available to common shareholders by the weighted - average number of common shares outstanding for the period. Diluted earnings per share reflects the assumed conversion of all dilutive securities. Earnings per share amounts for all periods presented have been calculated in accordance with the requirements of SFAS No. 128.

                                  CORVEL CORPORATION

                                   MARCH 31, 1997

     STOCK OPTION PLANS: Effective April 1, 1996, the Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) and accordingly, is continuing to account for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. The adoption of SFAS No. 123 had no impact on the Company's consolidated results of operations or financial position.

NOTE B -- PROPERTY AND EQUIPMENT

          Property and equipment consists of the following at March 31:



                                                       1996              1997
                                                   ------------     -------------
      Office equipment and computers............   $15,542,000       $19,875,000
      Computer software.........................     4,207,000         5,186,000
      Leasehold improvements....................       613,000           784,000
                                                   ------------     -------------
                                                    20,362,000        25,845,000

      Less: accumulated depreciation
        and amortization........................     8,894,000        12,745,000
                                                   ------------     -------------
                                                   $11,468,000       $13,100,000
                                                  ------------     -------------
                                                  ------------     -------------


NOTE C -- ACCRUED LIABILITIES

     Accrued liabilities consists of the following at March 31:


                                                        1996             1997
                                                    ----------        ----------
      Payroll and related benefits..............    $2,366,000        $2,891,000
        Self insurance reserves.................       737,000           599,000
        Other...................................     1,143,000         1,140,000
                                                    ----------        ----------
                                                    $4,246,000        $4,630,000
                                                    ----------        ----------
                                                    ----------        ----------


NOTE D -- INCOME TAXES

     The income tax provision consists of the following for the three years ended March 31:



                                                 1995           1996            1997
                                             ------------   ------------   ------------
    Current -- Federal . . . . . . . .       $3,172,000     $4,045,000     $4,212,000
    Current -- State . . . . . . . . .          634,000        718,000        588,000
    Utilization of net operating loss.         (538,000)            --             --
                                             ------------   ------------   ------------
                                              3,268,000      4,763,000      4,800,000
                                             ------------   ------------   ------------

    Deferred -- Federal. . . . . . . .          (37,000)      (102,000)       368,000
    Deferred -- State. . . . . . . . .           (7,000)        23,000         52,000
                                             ------------   ------------   ------------
       Subtotal. . . . . . . . . . . .          (44,000)       (79,000)       420,000
                                             ------------   ------------   ------------

    Utilization of net operating
      loss carryovers. . . . . . . . .          538,000             --             --
                                             ------------   ------------   ------------
                                             $3,762,000     $4,684,000     $5,220,000
                                             ------------   ------------   ------------
                                             ------------   ------------   ------------




Income tax benefits associated with the exercise of stock options were $991,000, $4,245,000, and $228,000 for fiscal 1995, 1996, and 1997, respectively.

                                  CORVEL CORPORATION

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS --
                              MARCH 31, 1997 (Continued)


Note D -- INCOME TAXES (continued)

     The following is a reconciliation of the income tax provision from the statutory federal income tax rate to the effective rate for the three years ended March 31:



                                                                   1995               1996              1997
                                                              -------------     ---------------     ------------
 Income taxes at federal statutory rate..............         $  3,377,000       $  4,203,000       $ 4,808,000
 State income taxes, net of federal benefit..........              399,000            446,000           423,000
 Goodwill amortization...............................               35,000             37,000            40,000
 Other...............................................              (49,000)            (2,000)          (51,000)
                                                              -------------     ---------------     ------------
                                                              $  3,762,000       $  4,684,000       $ 5,220,000
                                                              -------------     ---------------     ------------
                                                              -------------     ---------------     ------------



     Income taxes paid totaled $1,100,000, $1,193,000, and $1,683,000 for the years ended March 31, 1995, 1996, and 1997, respectively. At March 31, 1994, the Company had net operating loss (NOLs) carryforwards of $1,600,000 for income tax purposes. A valuation allowance of $538,000 was recorded in 1994 to offset the deferred tax assets related to the NOLs. This $538,000 valuation allowance was applied to additional paid-in capital in 1995 since the related NOLs were principally attributable to deductions for the exercise of non-qualified stock options in 1994.


          Deferred taxes at March 31, 1996 and 1997 are:



                                                                              1996                  1997
                                                                         ---------------       -------------
 Deferred tax assets:
   Accrued liabilities not currently deductible................          $    1,310,000        $    939,000
   Allowance for doubtful accounts.............................                 495,000             580,000
   Other.......................................................                 227,000             227,000
                                                                         ---------------       -------------
      Deferred assets..........................................          $    2,032,000        $  1,746,000
                                                                         ---------------       -------------
 Deferred tax liabilities:
   Excess of tax under book basis of fixed assets..............              (1,370,000)         (1,504,000)
                                                                         ---------------       -------------
      Deferred liability.......................................              (1,370,000)         (1,504,000)
                                                                         ---------------       -------------
 Net deferred tax asset........................................          $      662,000        $    242,000
                                                                         ---------------       -------------
                                                                         ---------------       -------------



NOTE E -- STOCK OPTION PLANS

     The Company has elected to follow Account Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Under the Company's Restated 1998 Executive Stock Option Plan, as amended, options for up to 1,535,000 shares of the Company's common stock may be granted to key employees, nonemployee directors and consultants at prices not less than 85% of the fair value of the stock at the date of grant as determined by the Board. Options granted under the Plan may be either incentive stock options or non-statutory stock options and are generally exercisable beginning one year from the date of grant and vest monthly thereafter for three years. In addition to the aforementioned Plan, the Company's President was issued an option to purchase 750,000 shares of common stock at an exercise price of $.0001 per share in January 1988. As of March 31, 1997, all of these options have vested and options to purchase 60,000 shares of common stock are outstanding.

                                  CORVEL CORPORATION

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS --
                              MARCH 31, 1997 (Continued)


Note E -- Stock Option Plans (continued)

     Summarized information for all of the stock options follows:



                                                           1995                 1996                1997
                                                         ---------           ---------           ---------
Options outstanding at the beginning of the year .       $903,867          $ 827,018           $ 423,411
Options granted. . . . . . . . . . . . . . . . . .         88,850             81,300             126,450
Options exercised. . . . . . . . . . . . . . . . .       (147,421)          (468,572)            (81,139)
Options cancelled. . . . . . . . . . . . . . . . .        (18,278)           (16,335)            (12,890)
                                                         ---------           ---------           ---------
Options outstanding at the end of year . . . . . .       $827,018          $ 423,411           $ 455,832
                                                         ---------           ---------           ---------
                                                         ---------           ---------           ---------

During the year:
  Weighted average price of options granted. . . .       $  22.26          $   25.19           $   28.48
  Weighted average price of options exercised. . .       $   4.36          $    2.54           $   11.71
  Weighted average price of options canceled . . .       $  15.25          $   18.40           $   22.80

At the end of the year:
  Price range of outstanding options . . . . . . .       $  .0001-         $   .0001-          $   .0001-
                                                         $  26.50          $   31.50           $   31.50
  Weighted average price per share . . . . . . . .       $   7.38              15.73               19.77
  Options available for future grants. . . . . . .        266,988            202,444             288,884
  Exercisable options. . . . . . . . . . . . . . .        622,348            242,575             244,881





The following table summarizes the status of fixed stock options outstanding and exercisable at March 31, 1997:



                                                              Outstanding                   Exercisable
                                              Weighted         Options-                       Options-
                                               Average        Weighted                       Weighted
                                              Remaining        Average        Number of      Average
          Range of          Number of        Contractual       Exercise      Exercisable     Exercise
       Exercise Prices       Options            Life             Price         Options         Price
       --------------       ---------        -----------      ----------     ----------     -----------
      $.0001-$.0001          60,000          .76 years         $.0001          60,000         $.0001
      10.75 - 15.00         71,640           .81 years          12.67          69,859          12.72
      17.00 - 23.00         148,002         2.70 years          21.07          95,299          20.88
      25.50 - 31.50         176,190         5.11 years          28.33          19,723          27.79
                            -------         -----------         ------        --------        -------
                            455,832         3.08 years         $19.77         244,881         $13.99
                            -------         -----------         ------        --------        -------
                            -------         -----------         ------        --------        -------



     The Company has adopted the disclosure-only provisions of SFAS No. 123. Had compensation cost for the Company's stock option and stock purchase plans been recorded consistent with the provisions of SFAS No. 123, pro forma net income would have been reduced to $7,251,000 and $8,315,000 from $7,325,000 and $8,516,000 for the years ended March 31, 1996 and 1997, respectively. Pro forma basic earnings per share would have been reduced to $1.63 and $1.81 from $1.65 and $1.86 for the years ended March 31, 1996 and 1997, respectively. Pro forma diluted earnings per share would have been reduced to $1.56 and $1.77 from $1.57 and $1.82 for the years ended March 31, 1996 and 1997, respectively.

     The fair value of each plan is estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted average assumptions were used for fiscal 1996: expected volatility of .45; risk free interest rate of 6.4%. The following weighted average assumptions were used for fiscal 1997: expected volatility of .41; risk free interest rate of 6.4%. The assumptions for both years reflect no dividend yield and a weighted average option life of three years.

                                 CORVEL CORPORATION

                                   MARCH 31, 1997


Note E -- STOCK OPTION PLANS (continued)

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     Because SFAS 123 is applicable only to the Company's options granted subsequent to April 1, 1995, its pro forma effect will not be fully reflected until 1999. The aforementioned results are not likely to be representative of the effects of applying SFAS 123 on reported net income for future years as these amounts reflect the expense for only one or two years of vesting.

NOTE F - EMPLOYEE STOCK PURCHASE PLAN

     The Company maintains an Employee Stock Purchase Plan which allows employees of the Company and its subsidiaries to purchase shares of common stock on the last day of two six-month purchase periods (i.e. March 31 and September
30) at a purchase price which is 85% of the closing sale price of shares as quoted on NASDAQ on the first or last day of such purchase period, whichever is lower. Employees are allowed to participate up to 20% of their gross pay. A maximum of 150,000 shares has been authorized for issuance under the plan. As of March 31, 1997, 114,141 shares had been issued pursuant to the plan. Summarized plan information is as follows:



                                                 1995       1996      1997
                                               --------  ---------  --------
             Employee contributions........    $374,000  $ 444,000  $536,000
             Shares acquired...............      19,634     18,384    23,039
             Average purchase price........    $  19.02  $   24.15  $  23.27



NOTE G -- TREASURY STOCK

     In August 1996, the Company announced that its Board of Directors had approved a plan to repurchase up to 100,000 shares, or approximately 2% of the Company's then outstanding Common Stock. The Company's Board of Directors subsequently increased the number of shares authorized to repurchase to a total of 550,000 shares, or approximately 12% of the Company's stock. Through March 31, 1997, the Company had repurchased 357,000 shares of its common stock for $9,461,000, at prices ranging from $24.63 to $30.00 per share, with an average price of $26.50. The stock was recorded as treasury stock, at cost, and is available for general corporate purposes. The repurchases were financed from cash generated from operations.

NOTE H -- COMMITMENTS AND CONTINGENCIES

     The Company leases office facilities under noncancelable operating leases. Future minimum rental commitments under operating leases at March 31, 1997 are 4,013,000 in fiscal 1998, $2,896,000 in fiscal 1999, $2,166,000 in fiscal 2000,
$1,194,000 in fiscal 2001, $547,000 in fiscal 2002, and $69,000 thereafter.
Total rental expense of $3,559,000, $3,901,000, and $4,573,000 was charged to operations for the years ended March 31, 1995, 1996, and 1997, respectively.

     The Company is involved in litigation arising in the normal course of business. The Company believes that resolution of these matters will not result in any payment that, in the aggregate, would be material to the financial position and results of the operations of the Company.

                                  CORVEL CORPORATION

                                   MARCH 31, 1997


NOTE I -- SAVINGS PLAN

  The Company maintains a retirement savings plan for its employees which is a qualified plan under section 401(k) of the Internal Revenue Code. Full-time employees that meet certain requirements are eligible to participate in the plan. Contributions are made annually primarily at the discretion of the Company's Board of Directors. Contributions of $157,000, $50,000, and $135,000 were charged to operations for the years ended March 31, 1995, 1996, and 1997, respectively.

NOTE J -- SHAREHOLDER RIGHTS PLAN

  During fiscal 1997, the Company's Board of Directors approved the adoption of a Shareholder Rights Plan. The Rights Plan, which is similar to rights plans adopted by numerous other public companies, provides for a dividend distribution to CorVel stockholders of one preferred stock purchase "Right" for each outstanding share of CorVel's common stock. The Rights are designed to assure that all stockholders receive fair and equal treatment in the event of any proposed takeover of the company and to encourage a potential acquirer to negotiate with the Board of Directors prior to attempting a takeover. The Rights have an exercise price of $125.00 per Right, subject to subsequent adjustment. Initially, the Rights will trade with the company's common stock, and will not be exercisable until the occurrence of certain takeover-related events. The issuance of the Rights has no dilutive effect on the Company's earnings per share.

NOTE K -- QUARTERLY RESULTS

  The following is a summary of unaudited results of operations for the two years ended March 31, 1996 and 1997:

                                                                                                              WEIGHTED SHARES FOR
                                                                                        EARNINGS PER SHARE     EARNINGS PER SHARE
                                                              GROSS                     ------------------    --------------------
                                             REVENUES         PROFIT       NET INCOME   BASIC      DILUTED    BASIC        DILUTED
                                            -----------     -----------    -----------  ------------------    --------------------
FISCAL YEAR ENDED MARCH 31, 1996:
First Quarter . . . . . . . . . . . . .    $26,779,000      $4,856,000     $1,701,000   $ .40      $ .37      4,292,000  4,592,000
Second Quarter. . . . . . . . . . . . .     26,863,000       4,989,000      1,818,000     .41        .39      4,410,000  4,643,000
Third Quarter . . . . . . . . . . . . .     27,082,000       5,127,000      1,887,000     .42        .40      4,462,000  4,697,000
Fourth Quarter. . . . . . . . . . . . .     28,328,000       5,143,000      1,919,000     .42        .41      4,575,000  4,707,000
FISCAL YEAR ENDED MARCH 31, 1997:
First Quarter . . . . . . . . . . . . .    $29,851,000      $5,390,000     $2,042,000   $ .44      $ .43      4,626,000  4,746,000
Second Quarter. . . . . . . . . . . . .     29,719,000       5,488,000      2,092,000     .45        .44      4,656,000  4,760,000
Third Quarter . . . . . . . . . . . . .     30,441,000       5,681,000      2,177,000     .47        .46      4,642,000  4,732,000
Fourth Quarter. . . . . . . . . . . . .     31,693,000       5,822,000      2,205,000     .50        .49      4,418,000  4,501,000


                                         S-11

                                                                     SCHEDULE II

                                 CORVEL CORPORATION

                         VALUATION AND QUALIFYING ACCOUNTS


                                                                        ADDITIONS
                                                         BALANCE AT     CHARGED TO
                                                         BEGINNING      COSTS AND                      BALANCE AT
                                                          OF YEAR        EXPENSES     DEDUCTIONS      END OF PERIOD
                                                       ------------   ------------  -------------     --------------
ALLOWANCE FOR DOUBTFUL ACCOUNTS:
  Year Ended March 31, 1997:. . . . . . . . . . .      $1,268,000     $1,763,000    $ (1,345,000)        $1,686,000
  Year Ended March 31, 1996:. . . . . . . . . . .         825,000        500,000        (57,000)          1,268,000
  Year Ended March 31, 1995:. . . . . . . . . . .         725,000        100,000             --             825,000



                                  CORVEL CORPORATION

                     CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                     (UNAUDITED)


                                                                       NINE MONTHS ENDED
                                                                           DECEMBER 31,
                                                                -------------------------------
                                                                    1996                1997
                                                                ------------       ------------
  REVENUES. . . . . . . . . . . . . . . . . . . . . . . . .    $90,011,000         $104,265,000
  Cost of Revenues. . . . . . . . . . . . . . . . . . . . .     73,452,000           84,728,000
                                                                ------------       ------------
  Gross profit. . . . . . . . . . . . . . . . . . . . . . .     16,559,000           19,537,000
  General and administrative expenses . . . . . . . . . . .      6,380,000            8,164,000
                                                                ------------       ------------
  Income before income taxes. . . . . . . . . . . . . . . .     10,179,000           11,373,000
  Income tax provision. . . . . . . . . . . . . . . . . . .      3,868,000            4,322,000
                                                                ------------       ------------

  NET INCOME. . . . . . . . . . . . . . . . . . . . . . . .    $ 6,311,000         $  7,051,000
                                                                ------------       ------------
                                                                ------------       ------------

  BASIC EARNINGS PER SHARE. . . . . . . . . . . . . . . . .    $      1.36         $       1.67
                                                                ------------       ------------
                                                                ------------       ------------

  Weighted shares for basic earnings per share. . . . . . .      4,640,000            4,211,000

  DILUTED EARNINGS PER SHARE. . . . . . . . . . . . . . . .    $      1.33         $       1.63
                                                                ------------       ------------
                                                                ------------       ------------

  Weighted shares for diluted earnings per share. . . . . .      4,746,000            4,314,000





             See accompanying notes to consolidated financial statements.

                                  CORVEL CORPORATION

                       CONDENSED CONSOLIDATED BALANCE SHEETS


                                                                 MARCH 31,          DECEMBER 31,
                                                                    1997                1997
                                                                -----------         ------------
                                                                 (AUDITED)          (UNAUDITED)
  ASSETS
  Current Assets
  Cash and cash equivalents . . . . . . . . . . . . .          $15,665,000          $11,080,000
  Accounts receivable, net. . . . . . . . . . . . . .           22,294,000           24,957,000
  Prepaid taxes and expenses. . . . . . . . . . . . .              124,000              227,000
  Deferred income taxes . . . . . . . . . . . . . . .            1,746,000              500,000
                                                                -----------         ------------
     Total current assets . . . . . . . . . . . . . .           39,829,000           36,764,000
                                                                -----------         ------------
  Property and equipment, net . . . . . . . . . . . .           13,100,000           15,501,000
  Other assets. . . . . . . . . . . . . . . . . . . .            5,895,000            6,594,000
                                                                -----------         ------------
     Total assets . . . . . . . . . . . . . . . . . .          $58,824,000          $58,859,000
                                                                -----------         ------------
                                                                -----------         ------------
  LIABILITIES AND STOCKHOLDERS' EQUITY
  Current Liabilities
  Accounts payable. . . . . . . . . . . . . . . . . .          $ 6,603,000          $ 6,341,000
  Accrued liabilities . . . . . . . . . . . . . . . .            4,630,000            6,019,000
                                                                -----------         ------------
     Total current liabilities. . . . . . . . . . . .           11,233,000           12,360,000
                                                                -----------         ------------

  Deferred income taxes . . . . . . . . . . . . . . .            1,504,000            1,459,000

  Stockholders' Equity
  Common stock. . . . . . . . . . . . . . . . . . . .                   --                   --
  Paid-in capital . . . . . . . . . . . . . . . . . .           28,122,000           29,534,000
  Treasury Stock, (357,000 shares at March 31,
     1997 and 654,000 shares at December 31, 1997). .           (9,461,000)         (18,971,000)
  Retained earnings . . . . . . . . . . . . . . . . .           27,426,000           34,477,000
                                                                -----------         ------------
     Total stockholders' equity . . . . . . . . . . .           46,087,000           45,040,000
                                                                -----------         ------------

          Total liabilities and equity. . . . . . . .          $58,824,000          $58,859,000
                                                                -----------         ------------
                                                                -----------         ------------




             See accompanying notes to consolidated financial statements.

                                  CORVEL CORPORATION

                   CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                              NINE MONTHS ENDED
                                                                                DECEMBER 31,
                                                                     -------------------------------
                                                                         1996                1997
                                                                     -----------         -----------
                                                                                (UNAUDITED)
Cash flows from operating activities
  Net income . . . . . . . . . . . . . . . . . . . . . . .           $ 6,311,000         $ 7,051,000
  Adjustments to reconcile net income to net cash provided by
    (used in) operating activities:
    Depreciation and amortization. . . . . . . . . . . . .             2,981,000           3,335,000
    Changes in operating assets and liabilities
       Accounts receivable . . . . . . . . . . . . . . . .            (1,881,000)         (2,663,000)
       Prepaid taxes and expenses. . . . . . . . . . . . .             1,068,000           1,143,000
       Accounts payable. . . . . . . . . . . . . . . . . .             1,826,000            (262,000)
       Accrued liabilities . . . . . . . . . . . . . . . .               899,000           1,389,000
       Income taxes payable. . . . . . . . . . . . . . . .               991,000             (45,000)
       Other assets. . . . . . . . . . . . . . . . . . . .            (1,463,000)           (749,000)
                                                                     -----------         -----------
  Net cash provided by operating activities. . . . . . . .            10,732,000           9,199,000
                                                                     -----------         -----------
Cash flows from investing activities
  Additions to property and equipment. . . . . . . . . . .            (3,885,000)         (5,686,000)
                                                                     -----------         -----------
  Net cash used in investing activities. . . . . . . . . .            (3,885,000)         (5,686,000)
                                                                     -----------         -----------
Cash flows from financing activities
Repurchase of common stock . . . . . . . . . . . . . . . .            (2,119,000)         (9,510,000)
Sale of common and exercise of stock options and related
  tax benefits . . . . . . . . . . . . . . . . . . . . . .             1,236,000           1,412,000
                                                                     -----------         -----------
  Net cash provided by financing activities. . . . . . . .              (883,000)         (8,098,000)
                                                                     -----------         -----------
Increase (decrease) in cash. . . . . . . . . . . . . . . .             5,964,000          (4,585,000)
Cash and cash equivalents at beginning of year . . . . . .            17,113,000          15,665,000
                                                                     -----------         -----------

Cash and cash equivalents at end of year . . . . . . . . .           $23,077,000         $11,080,000
                                                                     -----------         -----------
                                                                     -----------         -----------

             See accompanying notes to consolidated financial statements.

                                  CORVEL CORPORATION

                 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  DECEMBER 31, 1997
                                     (UNAUDITED)


A. BASIS OF PRESENTATION

   The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended December 31, 1997 are not necessarily indicative of the results that may be expected for the year ended March 31, 1998. For further information, refer to the consolidated financial statements and footnotes thereto for the year ended March 31, 1997 included in the Company's registration statement on Form 10-K.


B. Earnings per Share



   The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS No. 128), which replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share is computed by dividing income available to common shareholders by the weighted - average number of common shares outstanding for the period. Diluted earnings per share reflects the assumed conversion of all dilutive securities. Earnings per share amounts for all periods presented have been calculated in accordance with the requirements of SFAS No. 128.

             ------------------------------------------------------------
             ------------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                      ----------

                                  TABLE OF CONTENTS

                                                                 PAGE
                                                                ------
                    Additional Information . . . . . .            2
                    Prospectus Summary . . . . . . . .            3
                    Risk Factors . . . . . . . . . . .            6
                    Ratio of Earnings to Fixed Charges           12
                    Use of Proceeds. . . . . . . . . .           12
                    Plan of Distribution . . . . . . .           12
                    Selected Financial Data. . . . . .           13
                    Management's Discussion and Analysis of
                      Results of Operations and Financial
                      Condition. . . . . . . . . . . .           14
                    Business . . . . . . . . . . . . .           19
                    Management . . . . . . . . . . . .           30
                    Security Ownership of Certain
                     Owners and Management . . . . . .           35
                    Description of Debentures. . . . .           37
                    Validity of Debentures . . . . . .           40
                    Experts. . . . . . . . . . . . . .           40
                    Index to Consolidated Financial
                      Statements . . . . . . . . . . .          F-1

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                                     ENSTAR INC.

                                    6.75% TWO YEAR
                                    8.50% FIVE YEAR
                                    9.75% TEN YEAR

                               SUBORDINATED DEBENTURES

                                      ----------

                                      PROSPECTUS

                                      ----------

                                     May 13, 1998
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